EXHIBIT 10.2
FORM OF STRATEGIC ALLIANCE AGREEMENT
     This Strategic Alliance Agreement (“Agreement”) is made on ___________ ___, 2011 by and between Provident Mortgage Capital Associates, Inc., a Maryland corporation (“PMCA” and together with its subsidiaries, the “Company”), and Provident Funding Associates, L.P., a California limited partnership (“Provident”):
     WHEREAS, PMCA has filed a registration statement on Form S-11 with the Securities and Exchange Commission pursuant to which PMCA intends to conduct a public offering of shares of the Company’s common stock (the “IPO”);
     WHEREAS, upon completion of the IPO, the Company will be externally managed and advised by PMF Advisors, LLC, a Delaware limited liability company (the “Manager”) and wholly-owned subsidiary of Provident;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Defined Terms. Capitalized words and phrases used in this Agreement shall have the meanings set forth below unless defined elsewhere herein:
          (a) “Acceptance Notice” has the meaning set forth in Section 2(a)(ii)
          (b) “Acceptance Period” has the meaning set forth in Section 2(a)(ii).
          (c) “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the capital stock of a Person entitled to vote in the election of the board of directors or other governing body of such Person shall be deemed to be control.
          (d) “Agreement” has the meaning set forth in the recitals.
          (e) “Business Day” means any day that is not a Saturday or a Sunday and excludes any day on which banking institutions are authorized or required by law or executive order to be closed in the States of New York or California.
          (f) “Company” has the meaning set forth in the recitals.
          (g) “Independent Directors” means the members of the board of directors of the Company who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager and who are otherwise “independent” in accordance with the Company’s articles of incorporation, bylaws and corporate governance guidelines and, if applicable, the rules of any national securities exchange on which the Company’s common stock is listed.

          (h) “IPO” has the meaning set forth in the recitals.
          (i) “Manager” has the meaning set forth in the recitals.
          (j) “Master Agreements” has the meaning set forth in Section 2(a)(ii).
          (k) “Master Loan Purchase and Sale Agreement” means the master loan purchase and sale agreement substantially in the form attached hereto as Exhibit A.
          (l) “Master Security Sales Agreement” means the master security sales agreement substantially in the form attached hereto as Exhibit B.
          (m) “Offer Notice” has the meaning set forth in Section 2(a)(i).
          (n) “Offered Asset” has the meaning set forth in Section 2(a).
          (o) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (p) “PMCA” has the meaning set forth in the recitals.
          (q) “Pricing Information” has the meaning set forth in Section 2(a).
          (r) “Provident” has the meaning set forth in the recitals.
          (s) “Qualifying Asset” means any loan or residential mortgage-backed security originated or owned by Provident for itself or for any Related Entity.
          (t) “Rejection Notice” has the meaning set forth in Section 2(a)(ii).
          (u) “Related Entity” means any Affiliate of Provident, including Provident Mortgage Trust Inc. and Colorado Federal Savings Bank, and any other fund, investment vehicle or other entity that is sponsored, managed or advised by Provident, in each case, other than the Company and for so long as such entity remains an Affiliate of Provident.
          (v) “Right of First Offer” has the meaning set forth in Section 2.
          (w) “ROFO Period” has the meaning set forth in Section 2(a).
          (x) “ROFO Price” has the meaning set forth in Section 2(a)(i).
          (y) “Servicing Purchase Price” has the meaning set forth in Section 5(b).
          (z) “Servicing Rights Purchase Agreement” has the meaning set forth in Section 5(b).
          (aa) “Sub-servicing Agreement” has the meaning set forth in Section 4(b).

     2. Right of First Offer on Qualifying Assets. Except as set forth in Section 3, prior to (x) the sale by Provident of any Qualifying Asset during the term of this Agreement, the Company shall have a first right to purchase the Qualifying Asset before any such Qualifying Asset is offered for sale to a Related Entity or (y) the purchase by Provident of any Qualifying Asset from a Related Entity during the term of this Agreement, the Company shall have been afforded a first right to purchase such Qualifying Asset prior to Provident purchasing such Qualifying Asset, in each case in accordance with the terms and conditions set forth below (the “Right of First Offer”).
          (a) If the Right of First Offer provided under this Section 2 shall apply with respect to a particular asset, Provident shall provide the Company with written notice (the “Initial Notice”) stating: (x) Provident’s bona fide intention to sell or purchase any Qualifying Asset (the “Offered Asset”); (y) to the extent available, information relating to any bids received or bids available on Bloomberg Professional, Tradeweb Markets LLC’s Tradeweb platform, or a similar service relating to such Offered Asset and any other bid information from two or more unaffiliated third parties (the “Pricing Information”), as well as any other bid information from a third party, and (z) the terms, if any, upon which it proposes to offer or has been offered such Offered Asset. The Company shall then have the right, for a period of one full Business Day after the Company’s receipt of the Initial Notice (the “ROFO Period”), to offer to purchase the Offered Asset in accordance with the following provisions:
               (i) The Company may offer to purchase the Offered Asset described in the Initial Notice by giving Provident written notice (the “Offer Notice”) of that election prior to the end of the ROFO Period, which shall contain the Company’s proposed purchase price and/or other consideration for the Offered Asset (the “ROFO Price”), which ROFO Price may be subject to adjustment in accordance with Section 2(b) hereof. The Company’s failure to respond in writing to the Initial Notice prior to the end of the ROFO Period shall constitute the Company’s election not to exercise its right to offer to purchase the Offered Asset.
               (ii) In the event that the Company timely delivers the Offer Notice to Provident, Provident may elect to accept or reject the Company’s ROFO Price by giving the Company written notice (an “Acceptance Notice” or a “Rejection Notice,” as the case may be) of that election within one full Business Day of the date of the Offer Notice (the “Acceptance Period”). Provident’s failure to respond in writing to the Offer Notice within the Acceptance Period shall be deemed to constitute delivery by Provident to the Company of a Rejection Notice. If Provident accepts the ROFO Price in a timely Acceptance Notice, Provident and the Company shall enter into, (A) for any Offered Asset that is a loan, a loan trade confirmation substantially in the form attached to the Master Loan Purchase and Sale Agreement, or (B) for any Offered Asset that is a residential mortgage-backed security, a security trade confirmation substantially in the form attached to the Master Security Sales Agreement (the Master Security Sales Agreement, together with the Master Loan Purchase and Sale Agreement, the “Master Agreements”), which Master Agreements and related trade confirmations may be modified from time to time by the parties in accordance with current industry practice.
               (iii) If (A) the Company fails to respond to the Initial Notice within the ROFO Period or otherwise elects not to offer to purchase the Offered Asset or (B) Provident rejects the Company’s ROFO Price in a Rejection Notice or otherwise fails to respond to the Offer Notice within the Acceptance Period, Provident may, during the one full Business Day period following the end of the ROFO Period or the Acceptance Period, as applicable, offer and sell or acquire, as the case may be, the Offered Asset to or from, as the case may be, (x) any Related Entity, for an amount greater than the ROFO Price, and upon terms no more favorable in any material respect to such Related Entity than, those specified in the Offer Notice, or (y) any Person that is not a Related Entity, for an amount and on such terms as it may determine in its sole discretion. If Provident does not enter into an agreement for the sale of the Offered Asset within such one full Business Day period, the Right of First Offer provided under this Section 2 shall apply and such Offered Asset shall not be offered to or acquired from any Related Person, as the case may be, unless first re-offered to the Company in accordance with this Agreement and the Right of First Offer contained herein.
          (b) To the extent that Pricing Information for an Offered Asset is not available, the ROFO Price shall be adjusted to equal the fair market value of the Offered Asset, which shall be determined by a single independent third party. The independent third party shall be selected from a pool of at least three independent third parties selected from time to time by a majority of the Independent Directors, subject to Provident’s reasonable consent, and no single independent third party shall determine the fair market value of an Offered Asset more than three times in a row. The determination of fair market value by the selected independent third party shall be performed either prior to or following completion of the subject transaction. To the extent that fair market value is determined by an independent third party prior to the completion of the subject transaction, the ROFO Price shall be adjusted to reflect the fair market value as determined by the third party. To the extent that fair market value is determined by the independent third party following completion of any subject transaction, such third party shall complete the determination of fair market value within 30 calendar days following the completion of the fiscal quarter in which the transaction was consummated. To the extent that the independent third party determines that the ROFO Price paid by the Company to Provident during the prior fiscal quarter was greater than the fair market value of the Offered Asset purchased during such fiscal quarter, Provident shall pay the difference in cash to the Company within five Business Days following such determination by the independent third party. To the extent that the independent third party determines that the ROFO Price paid by the Company to Provident was less than the fair market value of the Offered Asset purchased during such quarter, the Company shall pay the difference in cash to Provident within five Business Days following such determination by the independent third party.
     3. Right of First Offer Limitations/No Obligation to Purchase. Notwithstanding any provision to the contrary contained herein, the Right of First Offer shall not apply (a) to any sale by Provident of any Qualifying Asset to any Person that is not a Related Entity, (b) to a Qualifying Asset held by a Related Entity, which Related Entity is a financing or securitization vehicle, to the extent that exercise of the Right of First Offer would violate such financing or securitization vehicle’s related documentation and (c) if it is in violation of any applicable law. In addition, notwithstanding any provision to the contrary contained herein, the Company shall be under no obligation to purchase any Qualifying Asset from Provident, and nothing herein shall be deemed to restrict the Company’s ability to purchase Qualifying Assets and other assets from sources other than Provident.
     4. Mortgage Loan Sub-servicing.
          (a) During the term of this Agreement, Provident shall have the right to act as mortgage loan sub-servicer with respect to any loan that the Company purchases from Provident or any other Person on a servicing-released basis; provided, that the Company shall have the right to engage an alternative mortgage loan sub-servicer for a specific portfolio of loans based on a determination by a majority of the Independent Directors that the initial appointment of Provident as mortgage loan sub-servicer for such portfolio will be materially adverse to the Company or its business, such as when such appointment is prohibited by contractual, regulatory or other legal limitations applicable to the specific loan portfolio or may be otherwise prohibited by law, rule or regulation.
          (b) In the event that Provident exercises its right to act as sub-servicer with respect to a loan as provided in Section 4(a), the Company and Provident shall enter into a sub-servicing agreement substantially in the form attached hereto as Exhibit C (each, a “Sub-servicing Agreement”), which Sub-servicing Agreements may be modified from time to time by the parties in accordance with current industry practice. The compensation payable by the Company to Provident for acting as sub-servicer and other terms and conditions of the sub-servicing for the loan shall be set forth in the Sub-servicing Agreement. Such compensation and the other terms and conditions will be reviewed and approved by a majority of the Independent Directors on an annual basis.
     5. Mortgage Loan Servicing
          (a) To the extent that the Company seeks to sell the servicing on a loan, Provident shall have a right of first offer to purchase the servicing on such loan before the loan and its servicing is offered for sale to a third party.
          (b) In the event that Provident exercises its right to purchase the servicing on a loan as provided in Section 5(a), the Company and Provident shall enter into a servicing rights purchase agreement substantially in the form attached hereto as Exhibit D (the “Servicing Rights Purchase Agreement”), which Servicing Rights Purchase Agreement may be modified from time to time by the parties in accordance with current industry practice. The purchase price (the “Servicing Purchase Price”) and other terms and conditions of the purchase and sale of such servicing rights shall be set forth in the Servicing Rights Purchase Agreement for each such purchase and sale.
          (c) The Servicing Purchase Price shall be adjusted to equal the fair market value of the servicing rights, which shall be determined by a single independent third party. The independent third party shall be selected from a pool of at least three independent third parties selected from time to time by a majority of the Independent Directors, subject to Provident’s reasonable consent, and no single independent third party shall determine the fair market value of the servicing rights more than three times in a row. The determination of fair market value by the selected independent third party shall be performed either prior to or following completion of the subject transaction. To the extent that fair market value is determined by an independent third party prior to the completion of the subject transaction, the Servicing Purchase Price shall be adjusted to reflect the fair market value as determined by the third party. To the extent that fair market value is determined by the independent third party following completion of the subject transaction, such third party shall complete the determination of fair market value within 30 calendar days following the completion of the fiscal quarter in which the transaction was consummated. To the extent that the independent third party determines that the Servicing Purchase Price paid by the Company to Provident during the prior fiscal quarter was greater than the fair market value of the servicing rights purchased during such fiscal quarter, Provident shall pay the difference in cash to the Company within five Business Days following such determination by the independent third party. To the extent that the independent third party determines that the Servicing Purchase Price paid by the Company to Provident during the prior fiscal quarter was less than the fair market value of the servicing rights purchased during such quarter, the Company shall pay the difference in cash to Provident within five Business Days following such determination by the independent third party.
     6. Term; Termination.
          (a) Unless terminated earlier in accordance with the terms hereof, the term of this Agreement shall be for the longer of (x) three years, or (y) the date that is 12 months following the date on which the Manager or an affiliate of the Manager is no longer serving as the Company’s manager.
          (b) The Company or Provident shall have the right to terminate this Agreement if the non-terminating party materially breaches any provision of this Agreement and such breach shall continue for a period of 30 calendar days after written notice thereof specifying such breach and requesting that the same be remedied within such 30-calendar day period (or 45 calendar days after written notice of such breach if the non-terminating party takes steps to cure such breach within 30 calendar days of the written notice). Following termination of this Agreement, the parties shall have no further obligations or liabilities hereunder except for obligations and liabilities accrued prior to such termination.
     7. Assignment. This Agreement may not be assigned by either party hereto, in whole or in part, whether directly or indirectly by merger, consolidation or other transfer of a party’s assets substantially or as an entirety, without the prior written consent of the other party.
     8. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:
(a)	If to the Company:

Provident Mortgage Capital Associates, Inc. 1633 Bayshore Highway, Suite 331 Burlingame, CA 94010 Attention: Chief Investment Officer Facsimile: (855) 653-4301

(b)	If to Provident:

Provident Funding Associates, Inc. 1633 Bayshore Highway, Suite 155 Burlingame, CA 94010 Attention: Chief Financial Officer Facsimile: (650) 652-1350
     Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8 for the giving of notice.
     9. Independent Third Parties. To the extent that an independent third party is used to determine the fair market value of an Offered Asset or servicing rights pursuant to Section 2(b) or Section 5(c), any fee associated with the independent third party’s determination of fair market value shall be borne equally by the Company and Provident.
     10. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     11. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

     12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
     13. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     14. Specific Performance. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. In the event of any breach of this Agreement by any party hereto, each such breaching party agrees to indemnify the persons to whom a representation and warranty is given or an obligation is owed under this Agreement for all damages, costs and expenses (including reasonable attorneys’ fees) actually incurred as a result of any such breach.
     15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
[Signatures begin on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By:
Name:
Title:

PROVIDENT FUNDING ASSOCIATES, L.P.

By:
Name:
Title:

Exhibit A
FORM OF MASTER LOAN PURCHASE AND SALE AGREEMENT
- Exh. A-1 -

FORM OF MORTGAGE LOAN
PURCHASE AND SALE AGREEMENT
          THIS MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this _____ day of _________________, 20__, by and between Provident Mortgage Capital Associates, Inc., a Maryland corporation (“Purchaser”), and __________, a _________ (“Seller”).
     WHEREAS, Seller wishes to sell and Purchaser wishes to purchase, from time to time certain Mortgage Loans (as defined below) identified in a Purchase Confirmation (as defined below) executed by Seller and Purchaser.
     WHEREAS, in connection with the purchase and sale of the Mortgage Loans, Seller is willing to assign all of its rights, duties and obligations with respect to the Mortgage Loans. Purchaser is willing to assume all of Seller’s rights, duties and obligations with respect to the Mortgage Loans.
     WHEREAS, Seller and Purchaser wish to provide for the terms and conditions relating to the sale by Seller, and purchase by Purchaser, of Mortgage Loans.
          NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL BENEFITS ACCRUING TO THE PARTIES HERETO AND OTHER VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO DECLARE, UNDERSTAND AND AGREE TO THE FOLLOWING TERMS.
I.	DEFINITIONS
1.01	For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Capitalized terms used in this Section 1.01, but not immediately defined, are defined elsewhere in this Section 1.01.

Agency: Fannie Mae and/or Freddie Mac.

Agreement: This Mortgage Loan Purchase and Sale Agreement, including all exhibits, schedules amendments and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the related Mortgage Loan at the time of origination of such Mortgage Loan by an appraiser who meets the minimum Agency appraisal requirements, or (ii) the purchase price (plus added value of documented improvements) of such Mortgaged Property by the Mortgagor at the time of origination of such Mortgage Loan.

Assignment of Mortgage: An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the related Mortgage Loan to Purchaser.

Business Day: Any day other than a Saturday, a Sunday, or a day on which banks in the United States are authorized or obligated by federal law or executive order to be closed.

Condemnation Proceeds: All awards, compensation and settlements relating to a taking of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain.

Cut-off Date: With respect to each sale and purchase of a Mortgage Loan Package as contemplated hereunder, the date upon which the receipt of payments, accrual of interest and other charges shall cease for the benefit of Seller and shall begin for the benefit of Purchaser.

Dodd-Frank: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

Due Date: The day of the month on which a Monthly Payment is due on a Mortgage Loan, exclusive of any grace days.

Fannie Mae: Federal National Mortgage Association or any successor thereto.

Freddie Mac: Federal Home Loan Mortgage Corporation or any successor thereto.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Impound/Escrow Payments: The amounts constituting ground rents, taxes, assessments, water charges, sewer rents, fire, wind, hazard and flood insurance premiums, and other payments required to be impounded or escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the related Mortgaged Property.

Investor: An entity to whom Purchaser sells a Mortgage Loan or any other entity who subsequently purchases such Mortgage Loan.

Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan as of any date of determination, the lesser of the ratio on such date of: (i) the outstanding principal amount of such Mortgage Loan to the Appraised Value of the related Mortgaged Property, or (ii) the outstanding principal amount of such Mortgage Loan to the sales price of such Mortgaged Property, if such a sale occurred at origination of such Mortgage Loan.

Makewhole Amount: An amount calculated pursuant to Section 6.07 herein, to satisfy a Makewhole Demand under Section 6.01 or any other provision of this Agreement.

Makewhole Demand: A demand by an Investor or Purchaser to be made whole in connection with a loss sustained in connection with a Mortgage Loan following REO Disposition.

MERS: The Mortgage Electronic Registration System, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

Monthly Payment: With respect to each Mortgage Loan, the scheduled combined payment of principal, interest, and Impound/Escrow Payments payable by the Mortgagor under the related Mortgage Note on the applicable Due Date.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien on Mortgaged Property securing the related Mortgage Note.

Mortgage File: With respect to each Mortgage Loan, the file, which may be physical, electronic or both, containing the documents pertaining to the origination and/or servicing of such Mortgage Loan, including, without limitation, the following:
(1) A fully completed loan application signed by the applicable Borrower(s);
(2) The original Mortgage Note evidencing the Mortgage Loan and signed by the applicable Borrower(s);
(3) An original of the Mortgage signed the applicable Borrower(s) and containing a recorders stamp or other evidence that the Mortgage has been recorded, together with the original of any modification(s) of such Mortgage;
(4) An appraisal report signed by an appraiser who is licensed or certified by the state in which the Mortgaged Property is located, or an other signed report of certification of valuation;
(5) A copy of written credit report covering each Borrower dated no earlier than sixty days prior to the date of the closing of the applicable Mortgage Loan (unless accompanied by an updated credit report dated no earlier than sixty days prior to the date of the closing of the Mortgage Loan);
(6) A policy of title insurance insuring the validity and first lien priority of the applicable Mortgage with a liability limit of at least the amount of the related Mortgage Note;
(7) A written record of the payment of applicable taxes, assessments and hazard insurance premiums payment;
(8) Evidence that the Mortgaged Property is covered by a hazard insurance policy in an amount representing coverage at least equal to the outstanding principal balance or the full insurable value of the improvements, whichever is less, which covers such perils as are commonly covered in policies described as “Standard Fire and Extended Coverage,” as well as other perils as to which institutional lenders operating in the same area commonly require hazard insurance and which provides that Seller’s hazard insurance is not invalidated by acts of the Borrower;
(9) With respect to Mortgaged Property determined to be located in a flood zone, evidence that such Mortgaged Property is covered by flood insurance policy in accordance with the requirements of the Flood Disaster Protection Act of 1973, as amended, and all implementing regulations thereof;

(10) Written acknowledgment from each Borrower that such Borrower has received all disclosures required by law and regulations, including, without limitation, all disclosures required under the Truth in Lending Act, Federal Reserve Bank Regulation Z (“Regulation Z”) and the Real Estate Settlement Procedure Act (“RESPA”);
(11) With respect to Mortgage Loans subject to the recission provisions under Regulation Z, written acknowledgment from each Borrower that such Borrower has been given the requisite right of recission notice; and
(12) All other documents executed or prepared in connection with the applicable Mortgage Loan and all records required to be maintained for such Mortgage Loan under applicable law and regulations.
Mortgage Loan: A mortgage loan which is the subject of a Trade Confirmation and which is sold, assigned and transferred to Purchaser pursuant to this Agreement, including, without limitation, the related Mortgage File, the Monthly Payments, all prepayments of principal and/or interest, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.
Mortgage Loan Documents: The “Mortgage Loan Note” (as defined below), the Mortgage and any other documents executed by or on behalf of a Borrower in connection with a Mortgage Loan.
Mortgage Loan Package: A group of Mortgage Loans sold by Seller to Purchaser pursuant to this Agreement, a Trade Confirmation and Purchase Confirmation.
Mortgage Loan Schedule: The list of Mortgage Loans and information relating thereto attached to each Purchase Continuation that may be entered into by Seller and Purchaser, which schedule shall include, as of the Cut-off Date, the Purchase Price and such other information for each Mortgage Loan as is mutually agreed upon from time to time between Purchaser and Seller.
Mortgage Note: The original executed promissory note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.
Mortgaged Property: The Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in real property improved by a Residential Dwelling.
Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.
Mortgagor: The obligor on a Mortgage Note, the owner of the related Mortgaged Property and the grantor or mortgagor named in the related Mortgage, and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.
Person: An individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.
Premium: The portion of the Purchase Price attributable to the principal balance of a Mortgage Loan, which portion exceeds par. Par is expressed as 100%. Accordingly, if the amount paid for the principal balance of such Mortgage Loan is 101.125%, the Premium would equal 1.125% of such principal balance.

Private Mortgage Insurance Policy: The policy of private mortgage guaranty insurance (including all endorsements thereto) issued with respect to a Mortgage Loan, or any replacement policy that meets the current published Agency guidelines.
Private Mortgage Insurer: The named insurer under any Private Mortgage Insurance Policy.
Purchase Confirmation: Those certain purchase confirmations executed by Seller and Purchaser in connection with the purchase and sale of a Mortgage Loan Package, which set forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the Purchase Prices for such Mortgage Loans, the Closing Date and the Cut-off Date.
Purchase Date: The date on which Purchaser purchases a Mortgage Loan Package and pays the aggregate Purchase Price for such Mortgage Loans, as set forth in the related Trade Confirmation.
Purchase Price: The net amount paid for a Mortgage Loan Package on the applicable Purchase Date by Purchaser to Seller, as calculated in accordance with or as set forth in the related Trade Confirmation.
Purchase Proceeds: The purchase proceeds to be paid by Purchaser for a Mortgage Loan, as set forth in a Purchase Confirmation.
Purchased Principal Balance: As to each Mortgage Loan, the original principal amount of such Mortgage Loan minus all payments of principal received with respect to such Mortgage Loan on or before the Cut-Off Date for such Mortgage Loan.
REO Disposition: The final sale by Purchaser of any REO Property.
REO Property: A Mortgaged Property acquired as a result of the liquidation of a Mortgage Loan.
Repurchase Demand: A demand by an Investor or Purchaser to repurchase a Mortgage Loan.
Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two-to-four-family dwelling, (iii) an attached single family dwelling, or (iv) certain approved attached two-to-four-family dwellings.
RESPA: The Real Estate Settlement Procedures Act, 12 U.S.C. § 2601—2617.
SRP: Service Release Premium. The SRP, if any, specified on the applicable Lock Confirmation.
Securities Act: The Securities Act of 1933, as amended.
Securities and Exchange Act: The Securities and Exchange Act of 1934, as amended.
Servicing Transfer Date: With respect to each Mortgage Loan, the date or dates set forth in the related Trade Confirmation (or as otherwise agreed in writing by Purchaser and Seller) upon which the actual transfer of servicing responsibilities for any Mortgage Loan subject to such Trade Confirmation is transferred from Seller to Purchaser or its designee.

Stated Principal Balance: The unpaid principal balance of a Mortgage Loan as of the Cut-off Date.
Trade Confirmation: A letter agreement executed by Seller and Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of Mortgage Loans.
VA: The Veterans Administration, or any successor thereto.
II.	PURCHASE AND SALE OF MORTGAGE LOANS
2.01	Agreement to Sell and Transfer the Mortgage Loans. On each Closing Date related to a Mortgage Loan Package, Seller does hereby agree to sell, convey, transfer and assign to Purchaser all right, title and interest in and to the Mortgage Loans, the Mortgage Loan Documents, and the Mortgage Files relating to the Mortgage Loans in the Mortgage Loan Package specified in the related Trade Confirmation, all in accordance with the terms and conditions set forth herein.

2.02	Payment of the Purchase Proceeds. On each Closing Date with respect to a Mortgage Loan Package, Purchaser shall pay to Seller the Purchase Proceeds, less any applicable deductions, by wire transfer in immediately available Federal funds to the account designated by Seller. Purchaser shall pay to Seller a purchase price as agreed in the related Purchase Confirmation. The amount of the Purchase Proceeds is subject to Section 5(c) of the Strategic Alliance Agreement, dated as of _________, 2011, between the Purchaser and Provident Funding Associates, L.P., on behalf of itself and any affiliates.

2.03	Closing Conditions. Purchaser’s obligation to pay the Purchase Price and Seller’s transfer and sale of a Mortgage Loan Package pursuant to a Trade Confirmation shall be subject to the full satisfaction of each and all of the following conditions:
(1) Seller and Purchaser shall have executed and delivered to the other an original counterpart of this Agreement.
(2) Seller and Purchaser each shall have performed in all material respects all of their respective covenants and agreements contained herein which are required to be performed on or prior to each Closing Date;
(3) All of Sellers and Purchaser’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of each applicable Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;
(4) Seller shall have provided all the information required on the Mortgage Loan Schedule as to each Mortgage Loan in such Mortgage Loan Package which shall include, without limitation, the Stated Principal Balance of each such Mortgage Loan;
(5) Seller shall have provided an executed Purchase Confirmation relating to the Closing;
(6) Seller shall have promptly reported the sale of the Mortgage Loans through Mortgage Electronic Registrations Systems, Inc. (“MERS”);

(7) Seller shall prepare and deliver as directed by Purchaser an original Assignment of Mortgage in blank.
2.04	Pre-Purchase Review and Deadlines:
A.	Purchaser may, in its sole discretion, review a Mortgage Loan in a Mortgage Loan Package prior to purchase from Seller. Any review by Purchaser is limited in scope and is done for Purchaser’s sole benefit, and in agreeing to purchase a Mortgage Loan Purchaser is relying on the representations and warranties of Seller regarding the Mortgage Loan. Seller acknowledges and agrees that Purchaser would not have entered into this Agreement absent Seller’s representations and warranties set forth herein, including those relating to Mortgage Loans.

B.	If a Mortgage File is not submitted to Purchaser by the related [Closing Date] for any reason whatsoever, Purchaser shall have no obligation to purchase the related Mortgage Loan. In the event that Purchaser reviews a Mortgage Loan and identifies any deficiencies (which, if discovered after the applicable [Closing Date], would constitute a breach of a representation, warranty or covenant by Seller under this Agreement), Purchaser may in its sole discretion elect to provide written notice to Seller explaining any such deficiencies and a description of any and all conditions (the “Conditions”) that must be satisfied to cure any such deficiencies. Seller will have until the Business Day immediately preceding the [Closing Date] to remedy all such Conditions. If all such Conditions are satisfactorily remedied, Purchaser, in its sole discretion, may elect to purchase such Mortgage Loan in accordance with the terms of this Agreement.

C.	Seller acknowledges that in order for a Mortgage Loan to be eligible for purchase by Purchaser hereunder, Seller must have satisfied all of the terms of this Agreement (including, without limitation, any Conditions) by no later than the Business Day immediately preceding the applicable Purchase Date (as identified in the applicable Lock Confirmation).
2.05	Documents, Schedules and Exhibits Required On or Prior to the Closing Date: Seller shall deliver to Purchaser, or as otherwise instructed by Purchaser, on or before the Closing Date the following with respect to each Mortgage Loan in the related Mortgage Loan Package, in such forms as are agreed upon and reasonably acceptable to Purchaser:
(1) The original of each Mortgage Note, endorsed by Seller payable to the order of Purchaser or in other form acceptable to Purchaser;
(2) The original Security Instrument or a certified copy thereof;
(3) An Assignment of Mortgage in favor of Purchaser with respect to each Mortgage, each in recordable form, and any other documents required to effectively transfer to Purchaser all of Seller’s rights under the assigned Mortgage; and
(4) A completed Mortgage Loan Schedule containing all of the information with respect to each Mortgage Loan.
2.06	Books and Records: The sale of each Mortgage Loan hereunder shall be reflected on Seller’s balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership (after the applicable Purchase Date) of such Mortgage Loan by Provident Mortgage Capital Associates, Inc., for so long as is required by applicable law.

2.07	Property Tax Payments: For each Mortgage Loan which is sold pursuant to this Agreement, it shall be Seller’s responsibility to see that all property taxes on the related Mortgaged Property which are due and payable prior to, or within thirty (30) days after, the applicable Purchase Date are paid in full. Within ten (10) Business Days after the Purchase Date, Seller shall prepare and forward to Purchaser a statement showing the next property tax payment due date for each Mortgage Loan purchased by Purchaser hereunder. All applicable property tax receipts relating to such Mortgaged Property are to be promptly forwarded to Purchaser by Seller upon receipt. All new property tax bills relating to such Mortgaged Property received by Seller and which Seller is not obligated to pay pursuant to the foregoing provisions shall be promptly forwarded to Purchaser to permit the payment thereof prior to the applicable penalty date.

2.08	Hazard and Flood Insurance Payments: For each Mortgage Loan which is sold pursuant to this Agreement, it shall be Seller’s responsibility to see that all hazard and flood insurance premiums for insurance required with respect to such Mortgage Loan which are due and payable prior to, or within thirty (30) days after, the applicable Purchase Date are paid in full. Within ten (10) Business Days after the Purchase Date, Seller shall prepare and forward to Purchaser a statement showing the next hazard and flood insurance payment due date for each Mortgage Loan purchased by Purchaser hereunder. All applicable hazard and flood insurance receipts relating to such Mortgaged Property are to be promptly forwarded to Purchaser by Seller upon receipt. All new insurance premium bills relating to such Mortgage Loan received by Seller and which Seller is not obligated to pay pursuant to the foregoing provisions shall be promptly forwarded to Purchaser to permit the payment thereof prior to the applicable penalty date.

2.09	Ownership of Mortgage Loan:
A.	Upon the purchase of a Mortgage Loan hereunder by Purchaser, and the receipt by Seller of the Purchase Price for the related Mortgage Loan Package, the ownership of such Mortgage Loan shall be vested in Purchaser and the ownership of all records and documents with respect to such Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be delivered promptly by Seller to Purchaser.

B.	Seller agrees that the servicing rights for each Mortgage Loan purchased hereunder will be transferred to Purchaser on the Servicing Transfer Date. Seller shall be responsible to collect any payments from the applicable borrower which are due prior to the Servicing Transfer Date.

C.	Purchaser shall own and be entitled to receive: (i) with respect to each Mortgage Loan purchased by Purchaser pursuant to this Agreement, all principal payments due, and all other recoveries of principal received, after the related Purchase Date, and (ii) with respect to each Mortgage Loan purchased by Purchaser hereunder, all payments or other recoveries of interest on the principal amount of such Mortgage Loan. For the purposes of this Agreement, payments of principal and interest on any Mortgage Loan purchased pursuant to this Agreement which constitute prepayments of amounts received after the applicable Purchase Date shall be the property of Purchaser, and shall be taken into account in the calculation of the applicable Purchase Price. Seller shall remit all such prepaid amounts to Purchaser on the related Servicing Transfer Date.
2.10	Notices:

A.	Seller shall notify each insurance carrier providing insurance with respect to each Mortgage Loan or the related Mortgaged Property, including without limitation the hazard insurance, flood insurance and mortgage insurance carriers, of the sale of such Mortgage Loan to Purchaser, and cause each such insurance carrier to update the loss payee, mortgagee or such other similar clauses of the applicable insurance policies as may be specified by Purchaser, in favor of Purchaser in a manner satisfactory to Purchaser in its sole discretion.

B.	Seller also is obligated to notify MERS, in accordance with all applicable rules and regulations, of such sale and to comply with all servicing transfer requirements of applicable law, including RESPA.

C.	Seller also shall give such other notices and take such other actions as Purchaser may require from time to time in its reasonable discretion for the purpose of effecting the transfer to Purchaser of each Mortgage Loan, together with all rights, interests, contracts and privileges relating thereto. All such notices and other actions will be given and performed on the Purchase Date for such Mortgage Loan or no later than the close of business on the first Business Day after such Purchase Date. Seller shall not give any such notice or take any such action before such Purchase Date.
III.	POST SETTLEMENT OBLIGATIONS
3.01	Early Prepayment Policy: In the event that (A) Purchaser paid a Service Release Premium in connection with the purchase of a Mortgage Loan and (B) such Mortgage Loan is prepaid in full within ninety (90) days after the related Purchase Date, Seller shall within ten (10) Business Days following receipt of written notice pay to Purchaser the full amount of such Service Release Premium, as applicable; provided, however, that Seller’s obligation to make any such payment shall not exist if the applicable Mortgage Loan was refinanced by Purchaser.

3.02	Trailing Documents: Seller is to provide to Purchaser the following with respect to each Mortgage Loan in a Mortgage Loan Package documents within one hundred-eighty (180) days of the re-dated Purchase Date:
•	Original Final Title Policy

•	Original Recorded Mortgage/Deed of Trust

•	Original Recorded Assignment (for each Mortgage Loan that is not a MERS Mortgage Loan)

•	Final HUD-1

•	The remainder of the Mortgage File
To the following address with a cover page listing borrower name, loan number, and document(s) included in each shipment;
Provident Mortgage Capital Associates, Inc.
1633 Bayshore Highway, Suite 331
Burlingame, CA 94010
ATTN: Trailing Documents Department
Failure to deliver the Original Final Title Policy, the Original Recorded Mortgage/Deed of Trust, and/or the Original Recorded Assignment (for each Mortgage Loan that is not a MERS Mortgage Loan) within the time period required will result in an assessment of a fee in the amount of $50.00 per document to defray Purchaser’s costs to obtain such document(s).
3.03	Survival of This Part: The covenants set forth in this Article III and the rights of Purchaser under this Article III shall survive termination of this Agreement and the sale of each Mortgage Loan to Purchaser or the subsequent sale of the Mortgage Loan by Purchaser.
IV.	REPRESENTATIONS AND WARRANTIES OF SELLER
To induce Purchaser to enter into this Agreement and to purchase Mortgage Loans hereunder, Seller warrants and represents the truth and accuracy of each of the following warranties and representations on each Purchase Date pursuant to this Agreement.
4.01	General Representations and Warranties of Seller
A.	Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and each state in which it does business; and it possesses the requisite legal power, authority and capacity to enter into this Agreement and to consummate all of the transactions contemplated hereby.

B.	There has been no negligence, gross negligence, misfeasance, malfeasance or fraudulent acts by Seller or its employees, agents and representatives as they pertain to the performance by Seller under this Agreement, including without limitation origination, processing, funding, closing and acquiring of Mortgage Loans purchased by Purchaser from Seller.

C.	The execution, delivery and performance of this Agreement by Seller, and the performance of all transactions contemplated hereunder, has been duly authorized and approved and all proceedings necessary to consummate all of the transactions contemplated by this Agreement have been taken by Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereunder.

D.	Seller has received all necessary federal, state and local licenses, permits, authorizations and approvals required to conduct its business as it is presently being conducted and to perform its obligations under this Agreement.

E.	The execution and delivery of this Agreement and the sale of each and every Mortgage Loan hereunder, and all other transactions contemplated hereunder (i) are taken in the ordinary course of Seller’s business and (ii) are not and will not (A) breach, violate or cause an event of default (or an event which would become an event of default with the lapse of time or notice or both) under, any judgment, decree, agreement, indenture or other instrument to which Seller is party or otherwise subject or (B) conflict with or violate any provision of Seller’s organizational documents.

F.	The execution and delivery of this Agreement, the making, origination or acquisition of any Mortgage Loan and/or the consummation of the transactions contemplated by this Agreement, will not result in a violation or infraction by Seller of any applicable federal, state or local law, rule or regulation.

G.	This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

H.	There is, as of the date of this Agreement, no pending or, to Seller’s knowledge, threatened litigation, adverse claim or action of any kind or nature which, if decided against Seller, would materially and adversely affect Seller’s ability to perform its obligations pursuant to this Agreement.

I.	Seller is not the subject of any proceeding or action under any bankruptcy, insolvency or similar law, nor is Seller the subject of any assignment for the benefit of creditors, conservatorship or receivership, or insolvent.

J.	Seller has complied, and is in compliance, in all material respects, with all laws applicable to Seller in connection with the Mortgage Loans.

K.	Seller acknowledges that, in executing this Agreement, its duly authorized officers had the opportunity to seek the advice of independent legal counsel, and its board of directors or members and duly authorized officer executing this Agreement have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party herein by reason of the drafting or preparation hereof.

L.	No representation or warranty of Seller contained in this Agreement and no statement furnished by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated herein contains any untrue statement of a material fact.

M.	The sale and transfer of the Mortgage Loans by Seller to Purchaser are not subject to the bulk transfer or similar statutory provisions of applicable state or federal law.
4.02	Representations and Warranties of Seller with Respect to Mortgage Loans, Notes and Mortgage Loan Documents.
A.	Seller has sole, full and complete title to each Mortgage Loan in the related Mortgage Loan Package and each Mortgage Loan Document relating thereto to be sold or transferred to Purchaser hereunder, free and clear of all liens, claims or other interests of any other Person; and Seller has full power and authority to sell, assign, transfer and convey the same to Purchaser as provided herein.

B.	Each Mortgage Loan in the related Mortgage Loan Package sold hereunder, including the related Mortgage Note, Mortgage and other Mortgage Loan Documents, is genuine, valid, binding and enforceable and is not in default in any respect; and is and will continue to be free from claims, defenses, set-off and counterclaims arising because of any act or omission of Seller.

C.	The information set forth in the Mortgage Loan Schedule, the Trade Confirmation, the Purchase Confirmation, and each Mortgage File is complete, true and correct with respect to the related Mortgage Loan Package. All signatures, names, addresses, amounts and other statements of facts, including descriptions of property, appearing on the credit application and other Mortgage Loan Documents relating to each Mortgage Loan are true and correct and the borrowers named thereon were of majority age, and had the legal capacity to enter into the applicable Mortgage Loan.

D.	The Mortgaged Property securing each Mortgage Loan in the related Mortgage Loan Package is insured against all forms of casualty, including without limitation fire, flood, and wind, and coverage under each applicable insurance policy contains a lender’s loss payable endorsement naming Seller and its successors and assigns as a loss payee and providing Seller and its successors and assigns with coverage in the amounts required by Agency standards.

E.	Seller acknowledges that Purchaser has relied and will rely upon the information, records and documents contained in the Mortgage File for each Mortgage Loan in the related Mortgage Loan Package purchased by Purchaser hereunder, and Seller specifically warrants that each such Mortgage File includes, without limitation, all material backup documentation, investigation materials, and payment records in Seller’s possession and that each such Mortgage File, and the documents, records and information contained therein is true and correct in all material respects.

F.	With respect to each Mortgage Loan in the related Mortgage Loan Package, at the time of its purchase by Purchaser hereunder, (i) such Mortgage Loan is not in default nor is such Mortgage Loan delinquent more than thirty (30) days, (ii) Seller has no knowledge of any existing, threatened or impending disputes or litigation involving such Mortgage Loan, the borrower thereunder or the related Mortgaged Property, and (iii) no settlement, payment, or compromise has been made with respect thereto.

G.	All proceeds of the closing of each Mortgage Loan in the related Mortgage Loan Package have been properly and fully disbursed and there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Borrower is not entitled to any refund of any amounts paid or due under the related Mortgage Note or Mortgage in the related Mortgage Loan Package.

H.	There are no verbal or written agreements, instruments, or understandings with the borrower or any third party in connection with any Mortgage Loan in the related Mortgage Loan Package purchased by Purchaser hereunder, other than those contained in the Mortgage Loan Documents submitted to Purchaser in accordance with the terms of this Agreement.

I.	The appraisal of each Mortgaged Property has been signed by a qualified appraiser, duly appointed by Seller. All appraisers used by Seller are licensed or certified in accordance with applicable state and federal law.

J.	Each Mortgage Loan in the related Mortgage Loan Package purchased by Purchaser hereunder is in full compliance with all applicable laws, rules and regulations, existing as of the Purchase Date, including without limitation, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Truth-In-Lending Act, the Gramm-Leach-Bliley Privacy Act, the Patriot Act, all regulations issued pursuant to each of the foregoing, and all laws, rules and regulations relating to usury. Each such Mortgage Loan is in compliance with all applicable laws, rules and regulations concerning predatory lending and shall not be classified as “high cost,” “threshold,” “covered” or “predatory” under any such law, rule or regulation. No such Mortgage Loan violates or is classified as a high cost loan under, the Home Ownership and Equity Protection Act of 1994, as amended.

K.	There is a paid-up title insurance policy with respect to the Mortgaged Property relating to each Mortgage Loan in effect at the time such Mortgage Loan is purchased by Purchaser hereunder, in an amount at least equal to the original principal balance of such Mortgage Loan. Each such policy and the company issuing such policy must be satisfactory to Purchaser in its sole discretion.

L.	Each Assignment of Mortgage (for each Mortgage Loan that is not a MERS Mortgage Loan) delivered by Seller pursuant to this Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
4.03	Survival of This Part: The covenants set forth in this Article IV and the rights of Purchaser under this Article IV shall survive termination of this Agreement and the sale of each Mortgage Loan to Purchaser or the subsequent sale of the Mortgage Loan by Purchaser. Seller further agrees that Seller’s representations and warranties shall inure, together with the right to enforce any remedies against Seller in connection with the breach of any such representations and warranties, to the benefit of Purchaser and its successors, assigns and any subsequent holder of the Mortgage Loans.
V.	COVENANTS OF SELLER
5.01	Furnishing Information. From the date hereof, and until the satisfaction of all Seller’s obligations hereunder, Seller shall at its expense furnish to Purchaser such documents and information as Purchaser may reasonably request in writing in connection with this Agreement and the transactions described herein or contemplated hereby, and shall promptly notify Purchaser in writing of any matter arising or discovered at any time that would materially alter or amend the information set forth in any document or other information previously delivered to Purchaser, or that would render any representation or warranty made hereunder untrue as of the date such representation or warranty was made or deemed made. Upon receipt of Purchaser’s written request, Seller will provide Purchaser with copies of all licenses, permits, approvals, and renewals thereof, and additions thereto, which demonstrate Seller’s authority to conduct the business contemplated by this Agreement, and a certificate signed by an authorized executive officer of Seller (satisfactory in form and content to Purchaser) listing the names of all Seller’s offices and employees authorized to execute documents or otherwise to perform any act required to be performed by Seller under the terms of this Agreement.

5.02	Books and Records. Seller shall keep records satisfactory to Purchaser pertaining to each Mortgage Loan and shall permit inspection by Purchaser thereof, and of all of its other books and records as they pertain to Mortgage Loans sold to Purchaser hereunder.

5.03	Collections. Seller will not accept collections, institute foreclosure proceedings or modify the terms of any Mortgage Loan on or after the date such Mortgage Loan has been purchased by Purchaser hereunder, unless requested in writing to do so by Purchaser. After the purchase of a Mortgage Loan by Purchaser hereunder, Seller shall hold in trust for the sole benefit of Purchaser and promptly deliver to Purchaser in the form received all cash, notes, acceptances, checks, drafts, money orders, Insurance Proceeds, Condemnation Proceeds and instruments of payment relating to such Mortgage Loan that may come into the possession of Seller from time to time.

5.04	Endorsements and Other Documents. Seller agrees, upon the request of Purchaser from time to time, to endorse to Purchaser any notes, acceptances, checks, drafts, money orders, Insurance Proceeds, Condemnation Proceeds and instruments of payment relating to each Mortgage Loan that has been purchased by Purchaser hereunder, and to execute such releases, discharges, satisfactions and any and all other documents requested by Purchaser in connection with such Mortgage Loan.

5.05	Post-Purchase Audits. Purchaser may, in its sole discretion, conduct a post-purchase audit of such Mortgage Loans as Purchaser may choose from time to time. In the event that such post-purchase audits indicate that errors and exceptions have occurred with any Mortgage Loan purchased from Seller, Purchaser shall notify the Seller of such errors and exceptions. The Seller shall have 10 Business Days following the date it receives such notice to refute or correct any such exceptions. If any such errors or exceptions are not corrected, the Seller shall have the option to cause the repurchase of such Mortgage Loan pursuant to Section 6.01, subject to Section 6.02.

5.06	Further Assurances. At any time and from time to time each party hereto shall take such further action as the other party hereto may reasonably believe to be necessary or desirable to carry out the intent of this Agreement, including, without limitation, the execution and delivery of such agreements, documents, certificates, instruments and notifications as may be necessary to evidence the vesting in such other party of its rights as contemplated by this Agreement.

5.07	No Modification of Representations and Warranties or Covenants. The right to indemnification, reimbursement or other remedy based upon the representations, warranties or covenants contained herein shall not be affected by any investigation conducted, or any knowledge acquired at any time, with respect to the accuracy or compliance with any such representations, warranties or covenant.

5.08	No Solicitation. Seller cannot seek to refinance any Mortgage Loan purchased by Purchaser hereunder for a period of 12 months after the Purchase Date of such Mortgage Loan; provided, however, that the Seller can seek to refinance any such Mortgage Loan to the extent it receives a prior request from the related Mortgagee for a pay-off amount. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by Seller or any affiliate of Seller, which promotions are directed to the general public at large, or segments thereof (provided that no segment shall consist primarily of the Mortgagors under the Mortgage Loans), including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio, television and/or Internet advertisements, shall not constitute solicitation under this Section 5.08.

5.09	Cooperation with Regulatory Compliance.
A.	Pursuant to new Section 15G of the Securities and Exchange Act, as amended, Seller shall [agree to maximum (or shared) risk retention].

B.	To the extent a Mortgage Loan meets the underwriting standards to qualify as a “qualified residential mortgages” under new Section 15G of the Securities Exchange Act, Seller shall incorporate in the related mortgage transaction documents all requirements regarding servicing policies and procedures for the mortgage necessary to qualify such mortgage loan.

C.	Seller shall provide Purchaser with all necessary information available to it, and cooperate/assist with Purchaser, so that Purchaser can comply with any disclosure requirements under Dodd-Frank and the Securities Act (including Regulation AB promulgated thereunder and any amendments thereto).

D.	Seller and all persons acting on its behalf shall supply Purchaser with any information regarding Mortgage Loan repurchases or otherwise necessary to comply with the requirements of Rule 15Ga-1 of the Securities Exchange Act of 1934.

E.	Seller shall not communicate with (including verbal communication) or provide information to any nationally recognized statistical ratings organization regarding a potential securitization by, or involving, Purchaser without prior consultation with Purchaser to ensure compliance with Rule 17g-5 of the Securities Exchange Act.

F.	In order to comply with Rule 193 of the Securities Exchange Act, Seller shall cooperate with Purchaser to the extent necessary to conduct a review of the assets underlying a securitization by, or involving, Purchaser.

G.	The Seller will use its reasonable commercial efforts to assist Purchaser in its compliance with any other laws or regulations, or amendments or changes thereto, that arise after the date of this Agreement.
5.10	Survival of This Part: The covenants set forth in this Article V and the rights of Purchaser under this Article V shall survive termination of this Agreement and the sale of each Mortgage Loan to Purchaser or the subsequent sale of the Mortgage Loan by Purchaser.
VI.	SELLER’S REPURCHASE AND MAKEWHOLE OBLIGATIONS
6.01	Repurchase Demands and Makewhole Demands: Except as provided in Section 6.02, Seller agrees to comply with any Repurchase Demand or Makewhole Demand relating to any Mortgage Loan sold to Purchaser pursuant to this Agreement, or any REO Property following foreclosure of such Mortgage Loan, within ten (10) Business Days of receipt of such demand from Purchaser based on any of the following events or circumstances:
A.	A violation of, or failure to comply with, any federal, state or local law or regulation prior to purchase of such Mortgage Loan by Purchaser which would give rise to a right of the Mortgagor to refuse further payment on such Mortgage Loan and/or seek a refund of amounts previously paid and/or claim a penalty of any kind or nature;

B.	Any breach by Seller of any representation, warranty or covenant under this Agreement the affect of which would have a material adverse affect on the collectability of such Mortgage Loan;

C.	Any default by Seller under this Agreement with respect to a Mortgage Loan sold to Purchaser the affect of which would have a material adverse affect on the collectability of such Mortgage Loan;

D.	The Mortgagor’s first, second, third, and/or fourth Monthly Payment with a due date subsequent to the Purchase Date is not received by Purchaser, whether from the Mortgager directly or forwarded by Seller if the Mortgager has submitted the payment to Seller, by the last day of the month in which such payment is due, and any such payment becomes 90 days past due;

E.	Seller is obligated to repurchase such Mortgage Loan pursuant to the provisions of Section 5.05 or any other provision of this Agreement.
There is no deadline by which Purchaser must invoke its rights pursuant to this Section 6.01 with respect to any Mortgage Loan or REO Property. If Seller is otherwise obligated to comply with a Repurchase Demand or Makewhole Demand, it shall not be a defense that Seller did not knowingly breach a representation and warranty or did not know of the Mortgage Loan defect, inaccurate statement of fact, or other ground for the Repurchase Demand or Makewhole Demand. The representations and warranties made by Seller in Article IV of this Agreement are absolute and unqualified, and they are not limited to the best of Seller’s knowledge or belief or otherwise restricted in scope. In its sole discretion, Purchaser may accept an indemnification agreement from Seller in lieu of requiring that a Mortgage Loan or REO Property be repurchased.
6.02	Notice to Seller: Upon receipt of a Repurchase Demand or Makewhole Demand from Purchaser under Section 6.01 of this Agreement, Seller may contest its obligation by preparing a written response to the Repurchase Demand or Makewhole Demand (“Demand Response”). Said Demand Response must be delivered to Purchaser by no later than thirty (30) Business Days following Seller’s receipt of the Repurchase Demand or Makewhole Demand. If a Demand Response is not timely received by Purchaser, it shall be of no force or effect and need not be considered by Purchaser. Purchaser shall promptly consider any timely Demand Response and indicate in writing to Seller whether the Repurchase Demand or Makewhole Demand is withdrawn or modified as a result of the Demand Response. The decision of Purchaser shall be made in its sole discretion, shall be final, and shall not be subject to further review or challenge by Seller. If the basis for the Repurchase Demand or Makewhole Demand was a finding or demand made by an Investor, then Purchaser shall promptly forward to the Investor any timely Demand Response to the Repurchase Demand or Makewhole Demand received from Seller, for Investor’s consideration as to whether the Repurchase Demand or Makewhole Demand will be withdrawn or modified as a result of the Demand Response. The decision of the Investor shall be made in Investor’s sole discretion, shall be final, and shall not be subject to further review or challenge by Seller. Upon receipt of written notice from Purchaser indicating that a Repurchase Demand or Makewhole Demand has not been withdrawn or modified as a result of a Demand Response from Seller, Seller shall comply with the Repurchase Demand or Makewhole Demand within fifteen (15) Business Days of receipt of said notice from Purchaser.

6.03	Repurchase Price for Mortgage Loan: The price Seller shall pay to Purchaser for each Mortgage Loan that Seller is obligated to repurchase pursuant to Section 6.01 shall equal the sum of:
A.	The original Purchase Price of such Mortgage Loan, including without limitation the Premium, if any (but in any event not less than par) less the sum of all principal reductions of such Mortgage Loan after the original purchase thereof by Purchaser;

B.	Plus all accrued and unpaid interest on such Mortgage Loan from the Purchase Date of such Mortgage Loan through and including the first day of the month following the month during which the repurchase of such Mortgage Loan is made by Seller pursuant to this Article VI;

C.	Plus the entire “Final SRP,” if any, as shown in the Trade Confirmation relating to such Mortgage Loan, if applicable; and

D.	Plus all expenses, including but not limited to, escrow advances, late fees, NSF fees, attorney’s fees, inspection fees, miscellaneous fees, repair costs, and any other expenses incurred and not reimbursed by the Investor, together with actual attorney’s fees and expenses incurred by Purchaser’s in enforcing Seller’s obligation to repurchase such Mortgage Loan.
6.04	Return of Notes and Mortgage Files: Upon each such repurchase of a Mortgage Loan by Seller pursuant to this Article VI, Purchaser shall promptly endorse the Mortgage Note (without recourse), shall assign the related Mortgage (without recourse and in recordable form) to Seller (or its designee) and shall promptly take any and all other actions necessary or appropriate to vest title in the applicable Mortgage Loan in Seller (or its designee) and return the related Mortgage File to Seller.

6.05	Repurchase Price for REO Property: The price Seller shall pay to Purchaser for each REO Property that Seller is obligated to repurchase pursuant to Section 6.01 shall equal the sum of:
A.	The original Purchase Price of such Mortgage Loan, including without limitation the Premium, if any (but in any event not less than par) less the sum of all principal reductions of such Mortgage Loan after the original purchase thereof by Purchaser;

B.	Plus all accrued and unpaid interest on such Mortgage Loan from the Purchase Date of such Mortgage Loan through and including the first day of the month following the month during which the repurchase of such Mortgage Loan is made by Seller pursuant to this Article VI;

C.	Plus the entire “Final SRP,” if any, as shown in the Trade Confirmation relating to such Mortgage Loan, if applicable; and

D.	Plus all expenses, including but not limited to, escrow advances, foreclosure expenses, late fees, NSF fees, attorney’s fees, inspection fees, miscellaneous fees, repair costs, and any other expenses incurred and not reimbursed by the Investor, together with actual attorney’s fees and expenses incurred by Purchaser in enforcing Seller’s obligation to repurchase such Mortgage Loan.
6.06	Transfer of Title: Upon each repurchase of an REO Property by Seller pursuant to this Article VI, Purchaser shall promptly transfer title to the REO Property (without recourse and in recordable form for each Mortgage Loan that is not a MERS Mortgage Loan) to Seller (or its designee) and shall promptly take any and all other actions necessary or appropriate to vest title to the REO Property in Seller (or its designee).

6.07	Makewhole Amount: The amount Seller shall pay to Purchaser for the loss on each Mortgage Loan that Seller is obligated to reimburse pursuant to Section 6.01 shall equal the sum of:
A.	The original Purchase Price of such Mortgage Loan, including without limitation the Premium, if any (but in any event not less than par) less the sum of all principal reductions of such Mortgage Loan after the original purchase thereof by Purchaser;

B.	Plus all accrued and unpaid interest on such Mortgage Loan from the Purchase Date of such Mortgage Loan through and including the first day of the month following the month during which the repurchase of such Mortgage Loan is made by Seller pursuant to this Article VI;

C.	Plus the entire “Final SRP,” if any, as shown in the Trade Confirmation relating to such Mortgage Loan, if applicable;

D.	Plus all expenses, including but not limited to, escrow advances, foreclosure expenses, late fees, NSF fees, attorney’s fees, inspection fees, miscellaneous fees, repair costs, and any other expenses incurred and not reimbursed by the Investor, together with actual attorney’s fees and expenses incurred by Purchaser in enforcing Seller’s obligation to repurchase such Mortgage Loan;

E.	Less the net proceeds received from the sale of the REO Property.

6.08	No Waiver: The prior knowledge on the part of Purchaser or an Investor of any fact concerning a Mortgage Loan, or any delay by Purchaser or an Investor in making a Repurchase Demand or a Makewhole Demand, shall neither impair Purchaser’s rights nor constitute a waiver of Seller’s obligations hereunder.

6.09	Survival of This Part: The covenants set forth in this Article VI and the rights of Purchaser hereunder shall survive termination of this Agreement, the sale of each Mortgage Loan to Purchaser, and the subsequent sale of the Mortgage Loan by Purchaser to an Investor. Seller acknowledges and agrees that the basis for a Repurchase Demand or Makewhole Demand under this Agreement may not be obvious or known to Purchaser or to an Investor prior to a Mortgage Loan going into default, and that the Mortgage Loan defect, inaccurate statement of fact, or other ground for a Repurchase Demand or Makewhole Demand may or may not be related to the reason for any default by a Borrower, and Seller shall nonetheless be obligated to comply with such demand. Seller also acknowledges and agrees that the amount bid by an Investor or Purchaser for a Mortgaged Property at a foreclosure sale shall not be used to determine the amount of loss incurred in connection with a Mortgage Loan and shall not reduce the amount of a Repurchase Demand or Makewhole Demand under this Agreement. Seller further acknowledges and agrees that its repurchase and Makewhole obligations shall not be affected by either Purchaser or the Investor taking any of the following actions with or without notice to Seller: (1) liquidation, sale, or resale of any Mortgage Loan; (2) foreclosure of any Mortgage Loan; (3) sale or resale of any Mortgaged Property or REO Property; or (4) any other action or inaction by Purchaser or an Investor regarding a Mortgage Loan.
VII.	INDEMNIFICATION
7.01	Indemnification by Seller. In addition to Seller’s obligations, representations, warranties and covenants herein, Seller agrees to indemnify and hold Purchaser and its partners, shareholders, directors, officers, agents, successors and assignees harmless from, and on demand by Purchaser, to pay Purchaser for any and all damages, losses, costs, expenses, claims, liabilities, obligations, actions, suits, or proceedings of any nature whatsoever (including reasonable attorney’s fees and costs of suit) to the extent that the same are incurred by or asserted against Purchaser, its partners, shareholders, directors, officers, agents, successors or assignees and relating in any way to any acts or omissions by Seller, its partners, shareholders, officers, directors, employees, agents, and representatives or any breach by Seller of any representation, warranty, covenant or obligation of Seller hereunder. The indemnification contained herein shall survive the termination of this Agreement and shall not be affected by Purchaser or an Investor taking of any of the following actions with or without notice to Seller: (i) liquidation, repayment, sale or resale of any Mortgage Loan; (ii) foreclosure of any Mortgage Loan; (iii) sale or resale of any Mortgaged Property; or (iv) any other action or inaction by Purchaser or an Investor.
VIII.	TERMINATION
8.01	Termination. Either party may terminate this Agreement at any time in its sole discretion. Termination shall not relieve Purchaser of the obligation to purchase Mortgage Loans with respect to which the parties have entered into a Trade Confirmation, and shall not relieve Seller of its obligations to sell to Purchaser Mortgage Loans with respect to which the parties have entered into a Trade Confirmation. Further, termination of this Agreement by either party shall not affect the rights, liabilities and obligations of the parties as to

Mortgage Loans previously purchased under this Agreement. The respective obligations and responsibilities of Seller shall terminate with respect to any Mortgage Loan upon the first to occur of (i) the later of the final payment or other liquidation of the Mortgage Loan or the disposition of the REO Property; or (ii) by mutual consent of Seller and Purchaser in writing.
IX.	DISPUTE RESOLUTION
9.01	Dispute Resolution. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to and resolved by arbitration conducted by a single arbitrator under the rules of the American Arbitration Association or its successor. Any such arbitration shall be held in San Francisco, California. The award of the arbitrator shall be final and binding. Judgment on any arbitration award may be entered in any court having jurisdiction. The provisions of this Section 9.01 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered.
X.	Miscellaneous
10.01	Notices. All notices to be given in connection with this Agreement shall be in writing and delivered to a party at its respective address appearing below, or at such other address which may be designated in writing by such party pursuant to the provisions hereof, by personal delivery, e-mail, facsimile transmission, overnight delivery, telefax (with telephonic confirmation of receipt) or mail. Each such notice should be effective upon receipt.
If to Purchaser:
Provident Mortgage Capital Associates, Inc.
1633 Bayshore Highway, Suite 331
Burlingame, CA 94010
ATTN: Chief Financial Officer
Telephone: (855) 653-4300
Fax: (855) 653-4301
Email: ____________________________
If to Seller:
c/o Provident Mortgage Capital Associates, Inc.
1633 Bayshore Highway, Suite 155
Burlingame, CA 94010
ATTN: Compliance Officer
Telephone: (650) 652-1300
Fax: (650) 652-1350
Email: ____________________________
10.02	Interpretation. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If Seller has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that Seller has not breached shall not detract from or mitigate the fact that Seller is in breach of the first representation, warranty, or covenant.

10.03	Independent Contractors. This Agreement shall not be deemed to constitute the parties hereto as partners or joint venturers, nor shall any party be deemed to be the agent of the other party. The parties hereto agree that Seller is neither an agent nor an employee of Purchaser, nor of any parent or other affiliate of Purchaser, and may not be construed as such by reason of this Agreement. It is agreed that Seller is an independent contractor, and is expressly prohibited from holding itself out as an agent, representative or employee of Purchaser, or of any parent or other affiliate of Purchaser. Without limiting the foregoing, Seller shall not represent to any borrower or other person that it has any authority to commit Purchaser to make, fund or purchase any Mortgage Loan.

10.04	Entire Agreement. This Agreement and the Trade Confirmation contains the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior agreements, arrangements, proposals or understandings, written or oral, by or between the parties hereto with respect to the subject matter hereof and thereof.

10.05	Choice of Law. This Agreement shall be construed in accordance with the laws of the State of California (but not including the choice of law rules thereof). The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any suit or proceeding relating to this Agreement shall be brought in the federal or state courts located in, California, which courts shall have sole and exclusive subject matter and other jurisdiction in connection with such suit or proceeding, and venue shall be appropriate for all purposes in such courts.

10.06	Attorney’s Fees. In the event of a dispute between the parties hereto or their successors, arising out of this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorney’s fees actually incurred in connection therewith.

10.07	Successors and Assigns. This Agreement shall bind and benefit Seller and Purchaser and their respective successors and assigns; provided, however, that neither party shall have the power or right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; further provided, however, that Purchaser shall have the right to assign its rights and obligations hereunder to any of its affiliates without the consent of Seller.

10.08	Miscellaneous. A party’s omission or delay in exercising any of its optional or absolute rights or remedies under this Agreement shall not constitute a waiver by such party, nor operate to bar such party from the exercise of any such rights or remedies. Any waiver by any party of any default shall not operate as a waiver of any other or subsequent default. All rights and remedies provided to any party herein are not exclusive of any other rights or remedies at law or equity, are cumulative and not alternative, and may be exercised by such party simultaneously or in such order as such party deems to be in its best interests. Captions and paragraph headings are for convenience only.

10.09	Not Exclusive. Seller acknowledges that Purchaser may enter into other agreements or understandings with other parties for the purchase, funding or origination of loans in the areas in which Seller presently conducts or may conduct business, that Purchaser may seek to originate, fund and purchase loans in a manner that may compete with Seller, and that this Agreement shall not be deemed to restrict or impede such actions by Purchaser in any way.

10.10	Counterparts: This Agreement may be signed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall collectively constitute one and the same agreement. The delivery of an executed signature page to this Agreement by facsimile transmission or electronic image scan transmission (e.g., “PDF or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.
          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed by its duly authorized representative as of the date first above written.

“Purchaser”	“Seller”

By:	By:

Name:	Name:

Title:	Title:

Exhibit B
FORM OF MASTER SECURITIES SALE AGREEMENT
- Exh. B-1 -

FORM OF MASTER SECURITIES SALE AGREEMENT
     THIS AGREEMENT is made as of ____________, 20__, between __________________, a __________ organized under the laws of the State of __________ (the “Seller”), and Provident Mortgage Capital Associates, Inc., a corporation organized under the laws of the State of Maryland (the “Purchaser”).
WITNESSETH
     WHEREAS, subject to the terms and conditions hereof, the Seller wishes to sell, and the Purchaser wishes to purchase, from time to time the residential mortgage-backed securities owned by the Seller (“Securities”) indentified on Schedule I to a bill of sale in the form attached hereto as Exhibit A (a “Bill of Sale”);
     WHEREAS, with respect to any Securities so purchased, the Purchaser will purchase such Securities and all payments and collections thereon due on or after the date of such purchase (each, a “Closing Date”) from the Seller, in exchange for the Purchase Price (as defined herein) for such Securities;
     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
     1. Purchase and Sale of the Securities.
     (a) Subject to and upon the terms and conditions set forth in this Agreement, on each Closing Date related to Securities identified on a Bill of Sale, the Seller hereby sells and assigns to the Purchaser, without recourse, except as provided herein, and the Purchaser hereby purchases and accepts, in each case, all of the Seller’s right, title and interest in and to each of such Securities and all amounts due on or after such Closing Date with respect thereto, and all the proceeds of the foregoing. The transfer to the Purchaser of Securities shall be absolute and is intended by the Seller to constitute and to be treated as a sale of such Securities by the Seller to the Purchaser.
     (b) In connection with each such sale, the Purchaser shall pay to the Seller on the related Closing Date the aggregate purchase price in U.S. dollars set forth on the Bill of Sale (a “Purchase Price”); provided, however, that a Purchase Price for Securities is subject to adjustment pursuant to Section 2(b) of the Strategic Alliance Agreement, dated as of _______, 2011, between the Seller and Provident Funding Associates, L.P.
     (c) The sale and assignment of Securities shall be made on or prior to the related Closing Date at the time and in the manner agreed upon by the parties. Upon receipt of evidence of delivery or transfer of such Securities to the Purchaser, the Purchaser shall pay the related Purchase Price to the Seller on the related Closing Date in the manner agreed upon by the Seller and the Purchaser.

     2. Conditions. The obligations of the parties with respect to the Securities under this Agreement are subject to the representations and warranties contained herein being true and correct as of the date hereof and as of each Closing Date.
     3. Representations and Warranties of the Seller. The Seller hereby represents, warrants and covenants to the Purchaser, its successors and assigns as of each Closing Date that:
     (a) The Seller (i) is duly organized and validly existing as an entity in good standing under the laws of the jurisdiction in which it is chartered or organized and (ii) has the full power and authority to execute, deliver, and perform its obligations under this Agreement. The Seller has the full power and authority to sell and assign the related Securities to the Purchaser.
     (b) This Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by one or more duly authorized officers and is the valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Seller and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
     (c) (i) The Seller has either (x) not pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part, any of its right, title and interest in and to the Securities or (y) caused the release of any pledge or encumbrance of its right, title and interest in any of the Securities and, on such Closing Date, the Seller is the sole owner of the Securities, and has good and marketable title thereto, free and clear of any pledges, liens, security interests, claims, charges, or other encumbrances, and has the full right and authority to sell the Securities to the Purchaser, and upon the delivery or transfer of such Securities to the Purchaser as contemplated herein, the Purchaser will receive good and marketable title to such Securities, free and clear of any pledges, liens, security interests, claims, charges, or other encumbrances, (ii) none of the execution, delivery or performance by the Seller of this Agreement shall (a) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller or any material indenture, agreement or other material instrument to which the Seller is a party or by which the Seller is bound or (b) violate any provision of any law, rule, regulation, order, decree or determination applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its respective properties, (iii) no registration with, consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic or any other Person, other than those registrations, consents, approvals or actions obtained or completed prior to such Closing Date is required in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the sale of the Securities and (iv) no proceedings are pending or, to the Seller’s knowledge, threatened against the Seller, before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singly or in the aggregate, could materially and adversely affect any action taken or to be taken by the Seller under this Agreement.
     (d) The Seller has accounted for each sale of each Security hereunder, in its books and financial statements, as sales, consistent with United States generally accepted accounting principles.
     (e) The Seller is currently solvent and able to pay its debts as they become due.
     (f) The information set forth in Schedule I attached to the related Bill of Sale is true and accurate in all material respects.
     4. Representations and Warranties of the Purchaser. As of each Closing Date the Purchaser hereby represents, warrants and covenants to the Seller, its successors and assigns, that:
     (a) (i) It is duly organized and validly existing as an entity in good standing under the laws of the jurisdiction in which it is chartered or organized and (ii) it has the requisite corporate power and authority to enter into and perform this Agreement.
     (b) This Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by one or more duly authorized officers and is the valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Purchaser and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of, or compliance by the Purchaser with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Purchaser has obtained the same.
     (d) The execution and delivery of this Agreement by the Purchaser and the Purchaser’s performance and compliance with the terms of this Agreement will not (i) violate the Purchaser’s organizational documents, (ii) violate any law or regulation or any administrative decree or order to which it is subject or (iii) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound.
     5. Obligation Upon Breach of Representation and Warranty. Upon the discovery by the Seller or the Purchaser of a breach of any of the representations and warranties in Section 3 hereof that materially and adversely affects the interests of the Purchaser in the Securities or the value of the Securities, the Purchaser shall give prompt written notice to the Seller. Within 90 days of its discovery or its receipt of such notice of any such breach of the representations and warranties in Section 3 above, the Seller shall cause such breach to be cured in all material respects or, if the Seller is unable to cure such breach, the Seller shall repurchase the Security as to which the misrepresentation exists (the “Defective Security”) at a purchase price equal to [the principal amount thereof plus, without duplication, accrued interest thereon]. The Seller shall reimburse the Purchaser for all necessary and reasonable costs and expenses, including the costs and expenses of enforcement with respect to such Defective Security, and any applicable transfer taxes incurred in connection with such repurchase.
     6. Non-Recourse.
     (a) Notwithstanding anything to the contrary contained herein, no recourse shall be had, whether by levy or execution or otherwise, for the payment of the principal of or interest or premium (if any) on the Securities, or for any claim based on payments due thereon, against the Seller or any of its respective stockholders, directors, officers, agents or employees or successors and assigns of any of the foregoing, under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such persons be personally liable for any such amounts or claims, or liable for any defenses or any judgment based thereon or with respect thereto; provided, that the foregoing shall not (i) constitute a waiver of any rights of the Purchaser or its assignees against the Seller for breach of any representations, warranties or covenants contained herein, or (ii) be taken to prevent recourse by the Purchaser to, and the enforcement of its rights against, the Securities or any obligor thereunder.
     (b) No recourse under any obligation, covenant or agreement of the Purchaser contained in this Agreement shall be had against any incorporator, stockholder, officer, director or employee of the Purchaser or successors and assigns of any of the foregoing, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Purchaser, or any of them under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided however, that nothing in this Section 6(b) shall relieve any of the foregoing persons or entities from any liability arising from his, her or its willful misconduct or intentional misrepresentation.
     7. Change of Name, Etc. The Seller shall not change its name, identity or structure (including a merger) or the location of its state of organization or any other change which could render any UCC financing statement filed in connection with this Agreement or any other transaction document to become “seriously misleading” under the UCC, unless at least twenty (20) days prior to the effective date of any such change the Seller delivers to the Purchaser such documents, instruments or agreements, executed by the Seller as are necessary to reflect such change and to continue the perfection of the Purchaser’s ownership interests or security interests in the Securities.

     8. Amendments. None of this Agreement, any Bill of Sale or any term hereof may be changed, waived, discharged or terminated except upon the execution and delivery of a written agreement by the parties hereto.
     9. Communications. Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party, by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:
To the Seller:
c/o Provident Funding Associates, L.P.
1633 Bayshore Highway, Suite 155
Burlingame, CA 94010
ATTN: Compliance Officer
Telephone: (650) 652-1300
Fax: (650) 652-1350
Email:
To the Purchaser:
Provident Mortgage Capital Associates, Inc.
1633 Bayshore Highway, Suite 331
Burlingame, CA 94010
ATTN: Chief Financial Officer
Telephone: (855) 653-4300
Fax: (855) 653-4301
Email:
or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.
     10. [Governing Law and Consent to Jurisdiction.
     (a) This Agreement shall be construed in accordance with the laws of the State of California (but not including the choice of law rules thereof). The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any suit or proceeding relating to this Agreement shall be brought in the federal or state courts located in, California, which courts shall have sole and exclusive subject matter and other jurisdiction in connection with such suit or proceeding, and venue shall be appropriate for all purposes in such courts.

     (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.]
     11. Costs. The Seller shall pay all expenses that are incidental to the performance of the obligations of the Seller under this Agreement.
     12. Survival. Each of the Seller and the Purchaser agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to have been relied upon by the Seller and the Purchaser, respectively, notwithstanding any investigation heretofore or hereafter made by the other party or on the other party’s behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Securities.
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

[SELLER]

By:
Name:
Title:

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By:
Name:
Title:

EXHIBIT A
FORM OF BILL OF SALE
     Reference is made to the Master Securities Sale Agreement, dated _______, 2011 (the “MSSA”) between _____________________ (the “Seller”) and Provident Mortgage Capital Associates, Inc. (the “Purchaser”) . Capitalized terms used by not otherwise defined herein are as defined in the MSAA.
     This is a Bill of Sale as defined in the MSAA with respect to the Securities identified on Schedule I hereto (the “Sold Securities”).
     The “Purchase Price” for the Sold Securities is $____________________; provided, however, that this Purchase Price is subject to adjustment pursuant to Section 2(b) of the Strategic Alliance Agreement, dated as of _______, 2011, between the Seller and Provident Funding Associates, L.P.
     Now, therefore, for good and valuable consideration the sufficiency of which is hereby acknowledged, the Seller does hereby sell, assign, set over and otherwise convey the Sold Securities to the Purchaser.
     This Bill of Sale is governed by the laws of the State of [California].
CLOSING DATE: _________________________
SELLER:

By:

Name:

Title:

PURCHASER:	PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By:

Name:

Title:
Ex.A-1

Schedule I to Bill of Sale
Security Schedule

Sold Original
CUSIP	Issuer	Balance

Ex.A-2

Exhibit C
FORM OF SUB-SERVICING AGREEMENT
- Exh. C-1 -

PROVIDENT FUNDING ASSOCIATES, L.P.,
as Subservicer
and
PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.,
as Servicer
FORM OF SUBSERVICING AGREEMENT
Dated as of                , 2011
Non-Conforming First Lien Mortgage Loans

- i -

EXHIBITS

EXHIBIT A	SERVICING FEES
EXHIBIT B	MORTGAGE LOAN DOCUMENTS
EXHIBIT C	FORM OF LIMITED POWER OF ATTORNEY
EXHIBIT D	FORM OF ACKNOWLEDGMENT AGREEMENT
EXHIBIT E	FORM OF MONTHLY WHOLE LOAN REPORTING PACKAGE
EXHIBIT F	SERVICING TRANSFER INSTRUCTIONS

- ii -

SUBSERVICING AGREEMENT
          This is a Subservicing Agreement (the “Agreement”), dated as of                _, 2011 by and between Provident Funding Associates, L.P. (the “Subservicer”) and Provident Mortgage Capital Associates, Inc., Inc. (the “Servicer”).
W I T N E S S E T H:
          WHEREAS, the Servicer will originate and/or acquire certain mortgage loans that that may or may not conform with the U.S. government agency and/or Fannie Mae or Freddie Mac underwriting guidelines and funding criteria;
          WHEREAS, the Mortgage Loan Holders (as defined herein) of such Mortgage Loans have retained the Servicer to service such mortgage loans, and Servicer may from time to time service additional mortgage loans held by a Mortgage Loan Holder;
          WHEREAS, the Servicer desires to retain the Subservicer to subservice and provide certain management and disposition services for the Assets (as defined below) for the benefit of the applicable Mortgage Loan Holders;
          WHEREAS, the Servicer and the Subservicer desire to set forth the terms and conditions on which the Subservicer will subservice and provide management and disposition services for the Assets; and
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which is hereby acknowledged, the Servicer and the Subservicer hereby agree as follows:
ARTICLE I.
DEFINITIONS
          The following terms are defined as follows:
          Accepted Servicing Practices: With respect to any Asset, those mortgage servicing practices which are in accordance with the Subservicer’s normal servicing practices, which will conform to the mortgage servicing practices of prudent mortgage lending institutions that service for their own account mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located., (ii) the terms of the Mortgage Loan Documents related to each Asset, (iii) Legal Requirements, and (iv) the responsibilities and obligations with regard to the Assets that are set forth in this Agreement.
          Acknowledgment Agreement: A servicing acknowledgment agreement agreed to by the Parties in the form of Exhibit D that makes specific reference to this Agreement to be executed on or prior to each Transfer Date with respect to the subservicing of a pool of Assets.
          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Persons means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          Agreement: This Subservicing Agreement, including all exhibits, schedules, amendments and supplements hereto.
          Ancillary Income: All income, excluding Servicing Fees and Prepayment Charges attributable to the Mortgage Loans, derived from the Mortgage Loans after the related Transfer Date, including, but not limited to, interest received on funds deposited in the Custodial Account or any Escrow Account (to the extent not required to be paid to the Mortgagor) late charges, insufficient fund fees, assumption fees, name change fees, optional insurance administrative fees and other similar fees with respect to the Assets to the extent not otherwise prohibited by the related Mortgage Loan Documents or Legal Requirements.
          Appraised Value: The value of the Mortgaged Property assigned by using various valuations methodologies, including but not limited to broker price opinions.
          Asset: Each Mortgage Loan and REO Property subject to this Agreement being identified on the related Asset Schedule.
          Asset Schedule: The schedule of Assets attached to each Acknowledgment Agreement setting forth information with respect to the related Mortgage Loans and REO Properties.
          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the applicable Mortgage Loan Holder to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.
          Balloon Mortgage Loan: Any Mortgage Loan that by its original terms or by virtue of any modification provides for a monthly amortization schedule extending beyond its scheduled maturity date.
          Balloon Payment: With respect to a Balloon Mortgage Loan, as of any date of determination, the amount outstanding on the maturity date of such Balloon Mortgage Loan in excess of the related Monthly Payment.
          Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the states of New York or California are authorized or obligated by law or executive order to be closed.
          Code: The Internal Revenue Code of 1986, as amended.

          Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.
          Confidential Information: As defined in Section 3.21.
          Custodial Account: The separate account or accounts created and maintained pursuant to Section 3.03.
          Custodial Agreement: Any custodial agreement between a Mortgage Loan Holder and a Custodian.
          Custodian: The custodian(s) appointed by the applicable Mortgage Loan Holder from time to time to hold certain Mortgage Loan Documents.
          Customer Information: As defined in Section 3.21.
          Determination Date: The last Business Day of the month prior to the related Remittance Date.
          Due Date: The day of the calendar month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
          eNote: Means a Transferable Record as defined by E-SIGN or UETA, whichever is applicable, stored electronically rather than using traditional paper documentation that has a pen and ink signature and registered on the MERS eRegistry.
          Environmental Liability: Any and all claims, losses, damages, liabilities, judgments, penalties, fines, forfeitures, reasonable legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses, suffered or incurred by the Subservicer or the Mortgage Loan Holders arising out of or resulting from the introduction of environmentally hazardous materials on any Mortgaged Property or REO Property before and/or after the date of the Subservicer’s knowledge thereof, including, without limitation, (a) any liability under or on account of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as the same may be amended from time to time, and/or any other federal or state environmental laws, and specifically including, without limitation, any liability relating to asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition, including the assertion of any lien thereunder, (b) claims brought by third parties for loss or damage incurred or sustained subsequent to the date hereof, and (c) liability with respect to any other matter affecting the Mortgaged Property or REO Property within the jurisdiction of the federal Environmental Protection Agency or state environmental regulatory agencies pursuant to any state laws, and in the regulations adopted pursuant to any of said laws.

          Errors and Omissions Insurance: Errors and Omissions Insurance to be maintained by the Subservicer in accordance with Section 3.12.
          Escrow Account: The separate account or accounts operated and maintained pursuant to Section 3.05.
          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage.
          Event of Default: Any event set forth in Section 8.01.
          Fannie Mae: Fannie Mae, or any successor thereto.
          FDIC: The Federal Deposit Insurance Corporation or any successor thereto.
          Fidelity Bond: A fidelity bond to be maintained by the Subservicer in accordance with Section 3.12.
          Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.
          GSEs: Fannie Mae and Freddie Mac.
          Insurance Proceeds: With respect to each Asset, proceeds of insurance policies insuring the Mortgage Loan, the related Mortgaged Property or the REO Property, as applicable, including the proceeds of any hazard or flood insurance policy, title insurance policy, LPMI Policy or PMI Policy.
          Legal Requirements: The federal, state or local laws, statutes, rules, regulations, ordinances, standards, requirements, administrative rulings, orders or processes pertaining to the processing and servicing of the Assets.
          Liquidation Proceeds: Cash received in connection with the liquidation of an Asset, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related REO Property if the Mortgaged Property is acquired in satisfaction of a Mortgage Loan.
          Loan to Value Ratio or LTV: As to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal balance of such Mortgage Loan at the date of determination to the Appraised Value.
          LPMI Loan: A Mortgage Loan with a LPMI Policy.
          LPMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer pursuant to which the related premium is to be paid by the Subservicer from payments of interest made by the Mortgagor in an amount as is set forth in the related Asset Schedule or reimbursed by Servicer.
          Maximum Rate: With respect to any adjustable rate Mortgage Loan, the maximum allowable Mortgage Interest Rate that may be charged the borrower under the related Mortgage Note.
          MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
          MERS eRegistry: Means the electronic mortgage registration system established and maintained by MERS for tracking the control of eNotes.
          MERS System: The system of recording transfers of mortgages electronically maintained by MERS.
          Monthly Payment: The scheduled monthly payment of principal and/or interest on a Mortgage Loan, excluding any Balloon Payment.
          Moody’s: Moody’s Investors Service, Inc. or any successor in interest.
          Mortgage: The mortgage, deed of trust or other instrument creating a first lien on a Mortgaged Property securing a Mortgage Note.
          Mortgage File: The Mortgage Loan Documents and any additional documents required to be added to the Mortgage File pursuant to this Agreement.
          Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy to be maintained by the Subservicer in accordance with Section 3.12.
          Mortgage Interest Rate: The annualized monthly rate of interest borne on a Mortgage Note.
          Mortgage Loan: An individual mortgage loan that is the subject of this Agreement and identified on the related Asset Schedule, which may be a first lien mortgage loan and which mortgage loan includes, without limitation, the Mortgage Loan Documents, the Monthly Payments, Escrow Payments, Principal Prepayments, Prepayment Charges, Liquidation Proceeds, Condemnation Proceeds, Ancillary Income, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.
          Mortgage Loan Documents: The items pertaining to a particular Mortgage Loan as set forth on Exhibit B to the extent available from the Servicer or originator.
          Mortgage Loan Holder: With respect to any Mortgage Loan, the owner or beneficial owner of such Mortgage Loan, which is either Provident Mortgage Capital Associates, Inc. (“PMCA”), as holder of such Mortgage Loan for its own account, the Person to which

PMCA has transferred such Mortgage Loan, or a trustee of a securitization vehicle to which such Mortgage Loan has been transferred.
          Mortgage Note: The note, an eNote, or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
          Mortgaged Property: The real property (stock or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
          Mortgagor: The obligor on a Mortgage Note.
          Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Subservicer, will not, or, in the case of a proposed Servicing Advance, would not be, ultimately recoverable from related late payments, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.
          Officer’s Certificate: A certificate signed by the President or a Vice President or an assistant Vice President of the Subservicer and delivered to the Servicer as required by this Agreement.
          Opinion of Counsel: A written opinion of counsel, who may be an employee of the Subservicer, reasonably acceptable to the Servicer.
          Servicer: Provident Mortgage Capital Associates, Inc., as servicer of the Mortgage Loans.
          Parties: The Servicer and the Subservicer.
          Party: The Servicer or the Subservicer, as applicable.
          Pass-Through Expense: All customary and reasonable costs and expenses incurred by the Subservicer (to the extent the Subservicer performs any such functions or incurs any such expense, and where such expense is approved in advance by the Servicer ), which pursuant to Accepted Servicing Practices are due and payable to a Person other than the Subservicer, which are not reimbursable to the Subservicer from the Mortgagor or through the netting of proceeds from the related Mortgage Loan, and which are in the nature of an expenditure that relates to establishing, maintaining or curing the right, title or interests of the mortgagee or lender of the Mortgage Loan. Such Pass-Through Expenses shall include, but are not limited to, each of the following items:
1.	The cost of research, recovery and locating any documents missing from the Mortgage Loan Documents.

2.	Payments for costs, fees and expenses incurred in perfecting, filing or recording documents evidencing the assignment, foreclosure, sale or mortgaging of any Mortgaged Property.

3.	Expenses incurred to resolve or cure a dispute or issue involving any failure of the Mortgage Loan to comply with any Legal Requirements or customary industry standards that is attributable to the Mortgage Loan Holder, Servicer, originator or any Person (other than the Subservicer).

4.	Expenses or costs incurred in connection with any proceeding, investigation, audit, request or other inquiry by any governmental regulatory agency or other instrumentality involving the compliance of any Mortgage Loans with Legal Requirements relating to the origination or servicing prior to or after the related Transfer Date.

5.	Servicer Expenses for the Servicer’s failure to fund or offset the funding of the following: non-funded positive escrow, unapplied balances and non-documented corporate advances.

6.	Regulatory fines and or penalties associated with the Servicer’s or the Servicer designee’s or Custodian’s failure to provide required documents in order to complete the timely satisfaction or release of the Mortgage.

7.	Set-up, transfer, and release fees for Mortgage Loans registered on the MERS System.
          Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
          PMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.
          Prepayment Charge: With respect to any Mortgage Loan and Remittance Date, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.
          Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (national edition) or if not published in The Wall Street Journal (national edition), such other publication selected by the Subservicer.
          Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Charge or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
          Property Charges: As defined in Section 3.09(a).
          Protected Information: As defined in Section 3.21.

          Qualified Depository: A federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and acceptable to the Servicer consistent with Accepted Servicing Practices.
          Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by the Servicer consistent with Accepted Servicing Practices.
          Remittance Date: With respect to any Mortgage Loan, the date(s) the applicable Mortgage Loan Holder requires the Servicer to remit the applicable funds to it.
          Reporting Date: Four (4) Business Days prior to each Remittance Date.
          REO Disposition: The final settlement of sale of any REO Property.
          REO Disposition Proceeds: All amounts received with respect to an REO Disposition.
          REO Property: A Mortgaged Property acquired by the Subservicer on behalf of the applicable Mortgage Loan Holder through foreclosure or by deed in lieu of foreclosure, as described in Section 3.17.
          S&P: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor in interest.
          Security Breach: As defined in Section 3.21.
          Servicing Advances: Any and all (i) Pass-Through Expenses and (ii) customary, reasonable and/or necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Subservicer of its servicing obligations that would be reasonably believed to be recoverable under Accepted Servicing Practices, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property or REO Property, (b) any enforcement or administrative or judicial proceedings, including foreclosures and any expenses incurred in connection with any such proceeding that result from the Mortgage Loan being registered on the MERS System, (c) the management and liquidation of the Mortgaged Property or REO Property (including default management and similar services, appraisal services and real estate broker services), (d) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property or REO Property, PMI Policy premiums and fire and hazard insurance coverage, (e) payments to obligors or tenants in connection with obtaining title to or possession of any Mortgaged Property pursuant to a deed-in-lieu of foreclosure, unlawful detainer or eviction action and (f) such other amounts as set forth in this Agreement that are considered Servicing Advances.
          Servicing Fees: With respect to each Asset, the fees the Servicer shall pay to the Subservicer as provided in Exhibit A and elsewhere in this Agreement.

          Servicing File: The items pertaining to a particular Asset including, but not limited to, the computer files, data disks, books, records, data tapes, notes, copies of the Mortgage Loan Documents, electronic images, and all additional documents generated as a result of or utilized in originating and/or servicing each Asset, which are delivered to the Subservicer and held for the Servicer by the Subservicer.
          Servicing Transfer Costs: All reasonable out-of-pocket costs and expenses incurred in connection with the transfer of servicing, including, without limitation, costs related to the transfer or procurement of acceptable tax or flood certification contracts, assignment preparation and recordation costs, MERS transfer costs, and any reasonable out-of-pocket costs or expenses associated with the complete transfer of all servicing data, but not including overhead or similar costs.
          Shortfall: As defined in Section 4.01.
          Subservicer: Provident Funding Associates, L.P., acting as subservicer, or its successor in interest or assigns or any successor to the Subservicer under this Agreement as herein provided.
          Transfer Date: The date or dates on which the servicing of a pool of Mortgage Loans is transferred from the Servicer to the Subservicer, as evidenced by an Acknowledgment Agreement, executed in accordance with Section 2.01.
ARTICLE II.
THE SERVICER’S ENGAGEMENT OF THE SUBSERVICER
TO PERFORM SERVICING RESPONSIBILITIES
Section 2.01. Contract for Servicing; Possession of Servicing Files.
          With respect to each Mortgage Loan to be serviced hereunder, the Servicer shall deliver to the Subservicer the Servicing File for each related Mortgage Loan and, by computer readable electronic transmission in the format specified either by the servicing transfer instructions attached hereto as Exhibit F or by the Subservicer, the related final Asset Schedule not later than one (1) Business Day following the Transfer Date. Subservicer shall confirm receipt of the aforementioned electronic submission and the related asset schedule by e mail not later than 1 business day after receipt. Such submission and confirmation shall constitute the acknowledgement of the parties that Servicer shall service and the Subservicer shall subservice the transferred loans in accordance with this agreement.
          The Subservicer shall maintain the Servicing File with respect to each Asset in order to service such Asset pursuant to this Agreement and such Servicing File is and shall be held by the Subservicer for the benefit of the applicable Mortgage Loan Holder as the owner thereof. The possession of each Servicing File by the Subservicer is at the will of the Servicer for the sole purpose of subservicing the related Asset, and such retention and possession by the Subservicer is in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, deed, and the contents of the Servicing File shall be vested in the applicable Mortgage Loan Holder and the ownership of all records and documents with respect to the related Asset prepared by or which come into the possession of the Subservicer shall immediately vest in the applicable Mortgage Loan Holder and shall be retained and maintained by the Subservicer at the will of the Servicer in such custodial capacity only. The portion of each Servicing File retained by the Subservicer pursuant to this Agreement shall be marked electronically to clearly reflect the ownership of the related Asset by the applicable Mortgage Loan Holder. The Subservicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement.
Section 2.02. Books and Records.
          Record title to each Mortgage and the related Mortgage Note shall remain in the name of the applicable Mortgage Loan Holder and record title to each REO Property shall be in the name of a Person as the Servicer shall designate. With respect to each Assignment of Mortgage, if so requested by the Servicer, the Subservicer, at the Servicer’s expense, shall cause MERS to designate on the MERS System the applicable Mortgage Loan Holder as the beneficial holder with respect to such Mortgage Loan (and the Servicer as servicer) or shall prepare and record each Assignment of Mortgage, and track such assignments of mortgage to ensure they have been recorded. The Servicer shall pay all reasonable and necessary fees associated with the preparation, recording and tracking of the Assignment of the Mortgage Loans. To the extent that original documents are not required for purposes of realization of loan proceeds, documents maintained by the Subservicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Subservicer complies with the requirements of the Accepted Servicing Practices.
Section 2.03. Custodial Agreement; Delivery of Documents.
          Pursuant to the Custodial Agreement, the applicable Mortgage Loan Holder has or shall deliver and release to the Custodian the Mortgage Loan Documents and REO Property documents as required pursuant to the Custodial Agreement. The Custodian has certified its receipt of all such Mortgage Loan and REO Property documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the certification of the Custodian. The applicable Mortgage Loan Holder or Servicer shall be responsible for maintaining the Custodial Agreement and shall pay all fees and expenses of the Custodian, including reasonable fees and expenses due to the Subservicer’s requests of the Custodian in the normal course of the Subservicer’s collection and foreclosure activities (including, but not limited to, follow up document deliveries to and from the Subservicer and photocopies of documents made at the request of the Subservicer).
Section 2.04. Transfer of Servicing.
          On or prior to each Transfer Date with respect to a each Asset, the Servicer agrees to act reasonably, in good faith and in accordance with all Legal Requirements and regulations and to do all things reasonably necessary or appropriate to effectuate and evidence the transfer of the servicing of the Assets to the Subservicer, including to comply with the Subservicer’s servicing transfer instructions attached hereto as Exhibit F. If the Servicer intends to provide the Subservicer with any part of the Mortgage File or Servicing File by electronic images, the images must be provided in a format ingestible into the Subservicer’s imaging system without additional cost or time to the Subservicer. The Subservicer shall have no liability hereunder and shall be excused from performance to the extent that such liability or failure to perform arises from the lack of having the original documents due to Servicer error and/or technological issues, including without limitation, any illegibility of the images. If Subservicer becomes aware of missing and/or illegible original documents it will notify Servicer as soon as reasonably possible.
          If an Asset is covered by a transferable life-of-loan real estate tax service contract, the Servicer shall promptly transfer such contract to the Subservicer. Within fifteen (15) days of the related Transfer Date, the Subservicer shall, if an Asset is not covered by a transferable life-of-loan real estate tax service contract, purchase such a tax service contract from a tax service provider and reimburse itself for such as a Servicing Advance as provided in Section 3.04.
          If an Asset is covered by a transferable life-of-loan real estate flood certification contract, the Servicer shall promptly transfer such contract to the Subservicer. Within fifteen (15) days of the related Transfer Date, the Subservicer shall, if an Asset is not covered by a flood certification contract and is required by Accepted Servicing Practices to be covered by a flood certification contract, purchase such a flood certification contract from a flood certification contract provider and reimburse itself for such as a Servicing Advance as provided in Section 3.04.
ARTICLE III.
SERVICING OF THE ASSETS
Section 3.01. The Subservicer to Service.
          The Subservicer, as an independent contractor, shall service and administer the Assets from and after the related Transfer Date and shall have full power and authority, acting alone or through the utilization of a third party service provider, to do any and all things in connection with such servicing and administration which the Subservicer may deem necessary or desirable, consistent with the terms of this Agreement and Accepted Servicing Practices.
          Consistent with the terms of this Agreement and Accepted Servicing Practices the Subservicer may, waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Subservicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the applicable Mortgage Loan Holder. Without limiting the generality of the foregoing, the Subservicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Servicer, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If requested by the Subservicer, the Servicer shall furnish the Subservicer with any powers of attorney (in the form of Exhibit C) and other documents necessary or appropriate to enable the Subservicer to carry out its servicing and administrative duties under this Agreement.

Section 3.02. Collection and Liquidation of Mortgage Loans.
          Continuously from the related Transfer Date until the date each Asset ceases to be subject to this Agreement, the Subservicer shall proceed diligently to collect all payments due under each Asset when the same shall become due and payable and shall, solely with respect to each first lien Mortgage Loan which provides for Escrow Payments, ascertain Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loans and each related Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.
          Consistent with Accepted Servicing Practices, the Subservicer shall foreclose upon or otherwise comparably convert the ownership of such Mortgaged Properties as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments of the related Mortgage Loans pursuant to Section 3.01. The Subservicer shall realize upon defaulted Mortgage Loans in such a manner as will maximize the receipt of principal and interest, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Subservicer shall not be required to expend its own funds toward the restoration of such property unless (a) it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the applicable Mortgage Loan Holder after reimbursement to itself for such expenses or (b) it is required by Legal Requirements. In addition, the Subservicer shall not advance any funds on an Asset unless the Subservicer reasonably believes, based on Accepted Servicing Practices, that an advance pursuant to this or any other section (including but not limited to Section 3.08(b)) will be ultimately recoverable from Insurance Proceeds, Liquidation Proceeds or other recovery or such advance is required by Legal Requirements or Accepted Servicing Practices. In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 3.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Subservicer shall take such action as (i) shall be consistent with Accepted Servicing Practices and (ii) the Subservicer shall determine to be in the best interest of the applicable Mortgage Loan Holder. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 3.01 and remains delinquent for a period of ninety (90) days (or such other timeframe consistent with Accepted Servicing Practices) or any other default continues for a period of ninety (90) days beyond the expiration of any grace or cure period, the Subservicer shall unless prohibited by Legal Requirements, commence foreclosure proceedings.
Section 3.03. Establishment of and Deposits to Custodial Account.
          The Subservicer shall segregate and hold all funds collected and received on the Assets separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of demand accounts, titled “Provident Funding Associates, L.P., for the benefit of Provident Mortgage Capital Associates, Inc.” (or the applicable Mortgage Loan Holder). The Custodial Account shall be established with a Qualified Depository. Funds deposited in the Custodial Account may be drawn on by the Subservicer in accordance with Section 3.04. The Subservicer shall deposit in the Custodial Account within two (2) Business Days of the Subservicer’s receipt, and retain therein, the following collections received by the Subservicer and payments made by the Subservicer after each Transfer Date:
               (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments and all Prepayment Charges;
               (ii) all payments on account of interest on the Mortgage Loans;
               (iii) all Liquidation Proceeds;
               (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 3.10 (other than proceeds to be held in the Escrow Account and applied to the restoration and repair of the Mortgaged Property or released to the Mortgagor in accordance with the related Mortgage Loan Documents and Accepted Servicing Practices);
               (v) all Condemnation Proceeds that are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the related Mortgage Loan Documents and Accepted Servicing Practices;
               (vi) any amounts required to be deposited by the Subservicer pursuant to Section 3.10 in connection with the deductible clause in any blanket hazard insurance policy;
               (vii) any amounts received with respect to or related to any REO Property or REO Disposition Proceeds as provided in this Agreement;
               (viii) any amounts required to be deposited by the Subservicer pursuant to Section 3.16;
               (ix) any amounts received by the Subservicer under a PMI Policy or LPMI Policy; and
               (x) any other amount required to be deposited in the Custodial Account pursuant to this Agreement.
          The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Servicing Fees or Ancillary Income need not be deposited by the Subservicer into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Subservicer and the Subservicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 3.04.
Section 3.04. Permitted Withdrawals From Custodial Account.
          Subservicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

               (i) to make payments to the applicable Mortgage Loan Holder in the amounts and in the manner provided for in Section 4.01;
               (ii) to pay to itself the related Servicing Fees;
               (iii) to pay itself all other fees set forth in this Agreement and any Ancillary Income deposited into the Custodial Account;
               (iv) to reimburse itself for Servicing Advances;
               (v) to reimburse itself for Nonrecoverable Servicing Advances;
               (vi) to pay itself interest on funds deposited in the Custodial Account;
               (vii) to deposit the Shortfall, if any;
               (viii) to transfer funds to another Qualified Depository in accordance with Section 3.10 hereof;
               (ix) to withdraw funds deposited in error; and
               (x) to clear and terminate the Custodial Account upon the termination of this Agreement.
          The Subservicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, and on an REO Property by REO Property basis, for the purpose of justifying any withdrawal from the Custodial Account.
Section 3.05. Establishment of and Deposits to Escrow Account.
          The Subservicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of demand accounts, titled, “Provident Funding Associates, L.P., for the benefit of Provident Mortgage Capital Associates, Inc. (or applicable Mortgage Loan Holder) and/or various mortgagors, respectively”. The Escrow Accounts shall be established with a Qualified Depository. Funds deposited in the Escrow Account may be drawn on by the Subservicer in accordance with Section 3.06. The Subservicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of Subservicer’s receipt, and retain therein:
               (i) all Escrow Payments collected on account of the Mortgage Loans; and
               (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.
          The Subservicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 3.06. The

Subservicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Subservicer shall pay, without reimbursement, interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.
Section 3.06. Permitted Withdrawals From Escrow Account.
          Withdrawals from the Escrow Account or Accounts may be made by the Subservicer only:
               (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;
               (ii) to reimburse the Subservicer for any Servicing Advance made by the Subservicer with respect to a Mortgage Loan, but only from amounts received on such Mortgage Loan which represent late collections of Escrow Payments thereunder to the extent not otherwise reimbursed pursuant to Section 3.04(iv);
               (iii) to refund to any Mortgagor any funds found to be in excess of the escrow amounts required under the terms of the related Mortgage Loan;
               (iv) to the extent permitted by Accepted Servicing Practices, for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;
               (v) for application to restoration or repair of the Mortgaged Property in accordance with Section 3.13;
               (vi) to pay to the Subservicer, or any Mortgagor to the extent permitted by Accepted Servicing Practices, any interest paid on the funds deposited in the Escrow Account;
               (vii) to withdraw funds deposited in error; and
               (viii) to clear and terminate the Escrow Account on the termination of this Agreement.
          The Subservicer will be responsible for the administration of the Escrow Accounts and will be obligated to make Servicing Advances to the Escrow Account in respect of its obligations under this Section 3.06, reimbursable from the Escrow Accounts or Custodial Account to the extent not collected from the related Mortgagor. The Subservicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, and on an REO Property by REO Property basis, for the purpose of justifying any withdrawal from the Escrow Account.

Section 3.07. Notification of Adjustments.
          With respect to each adjustable rate Mortgage Loan, the Subservicer shall adjust the Mortgage Interest Rate on the related interest rate adjustment date and shall adjust the Monthly Payment on the related mortgage payment adjustment date, if applicable, in compliance with Accepted Servicing Practices. The Subservicer shall execute and deliver any and all necessary notices required under Accepted Servicing Practices regarding the Mortgage Interest Rate and Monthly Payment adjustments. The Subservicer shall promptly, upon written request therefor, deliver to the Servicer such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments.
Section 3.08. Payment of Taxes, Insurance and Other Charges.
          (a) With respect to each first lien Mortgage Loan which provides for Escrow Payments and with respect to each REO Property, the Subservicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgaged Property or REO Property, and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) (“Property Charges”) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose (i) with respect to the related Mortgage Loans, deposits of the Mortgagor in the Escrow Account which shall have been estimated by the Subservicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or (ii) with respect to the related REO Properties, Servicing Advances. The Subservicer assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments.
          (b) To the extent that a first lien Mortgage Loan does not provide for Escrow Payments, the Subservicer shall make a Servicing Advance from its own funds to effect payment of all Property Charges with respect to such first lien Mortgage Loan upon receipt of notice of any failure to pay on the part of the Mortgagor, provided that, the Subservicer shall use commercially reasonable efforts to pay such charges on or before the date by which payment is necessary to preserve the lien status of the Mortgage. The Subservicer shall pay any late fee or penalty which is payable due to any delay in payment of any Property Charge, and any such late fee or penalty shall be reimbursement to the Subservicer as a Servicing Advance. Penalties and late fees that are a result of the Servicer’s action or inaction are “Servicer Penalties.” The Subservicer is required to advance Servicer Penalties. Such Servicer Penalties shall be deemed a Servicing Advance.
Section 3.09. Protection of Accounts.
          The Subservicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time following notice to the Servicer.
Section 3.10. Maintenance of Hazard Insurance.
          The Subservicer shall cause to be maintained for each first lien Mortgage Loan hazard insurance such that all buildings upon each Mortgaged Property are insured by a insurer acceptable to the applicable Mortgage Loan Holder and licensed to do business in the jurisdiction in which the Mortgaged Property is located, insuring against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount consistent with Accepted Servicing Practices. If the Mortgagor fails to maintain hazard insurance, the Subservicer shall, if the Mortgaged Property is occupied, advance an amount sufficient to maintain the existing Mortgagor’s policy. If such policy cannot be maintained, the Subservicer shall obtain such coverage, and the costs and expenses the Subservicer incurs for coverage shall be deemed a Servicing Advance.
          If the related Mortgaged Property is located in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), the Subservicer shall maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, with a insurance carrier acceptable to the Servicer in an amount consistent with Accepted Servicing Practices. If at any time during the term of the Mortgage Loan the Subservicer determines in accordance with Legal Requirements that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required consistent with Accepted Servicing Practices, the Subservicer shall, advance an amount sufficient to maintain the existing Mortgagor’s policy and notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the such flood insurance coverage within forty-five (45) days after such notification, the Subservicer shall immediately force place the required flood insurance on the Mortgagor’s behalf. The costs and expenses the Subservicer incurs for such flood insurance coverage shall be a Servicing Advance.
          All policies required hereunder shall name the Subservicer as loss payee and shall be endorsed with standard mortgagee clauses, without contribution, which shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage.
          The Subservicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Subservicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable to the Servicer and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Subservicer shall determine that such policies insure the property owner and that they properly describe the property address. The Subservicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.
          Pursuant to Section 3.03, any amounts collected by the Subservicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Asset, or to be released to the Mortgagor, in accordance with Accepted Servicing Practices as specified in Section 3.13) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 3.04.

Section 3.11. Maintenance of Mortgage Impairment Insurance.
          In the event that the Subservicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Assets, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 3.10 and otherwise complies with all other requirements of Section 3.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 3.10. Any amounts collected by the Subservicer under any such policy relating to an Asset shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 3.04. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property, a policy complying with Section 3.10, and there shall have been a loss which would have been covered by such policy, the Subservicer shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Subservicer’s funds, without reimbursement therefor. Upon request of the Servicer, the Subservicer shall cause to be delivered to the Servicer a certificate of insurance for such policy.
Section 3.12. Maintenance of Fidelity Bond and Errors and Omissions Insurance.
          The Subservicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Subservicer Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Subservicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Subservicer Employees. No provision of this Section 3.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Subservicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be acceptable to the Servicer. Upon the request of the Servicer, the Subservicer shall cause to be delivered to the Servicer a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy.
Section 3.13. Restoration of Mortgaged Property.
          Solely with respect to any Mortgage Loan which is less than 30 days delinquent, the Subservicer need not obtain the approval of the Servicer prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum, the Subservicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:
               (i) the Subservicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

               (ii) the Subservicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens; and
               (iii) pending repairs or restoration, the Subservicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.
          If the Servicer is named as an additional loss payee, the Subservicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the applicable Mortgage Loan Holder.
Section 3.14. Maintenance of PMI and/or LPMI Policy; Claims.
          The Subservicer shall comply with all provisions of Legal Requirements and Accepted Servicing Practices relating to the cancellation of, or collection of premiums with respect to PMI Policies and LPMI Policies, including, but not limited to, the provisions of the Homeowners Protection Act of 1998 (if applicable), and all regulations promulgated thereunder, as amended from time to time. If the Mortgagor is required but fails to pay any PMI Policy or LPMI Policy premium, it shall be paid from the Subservicer’s own funds, and any premium payments made by the Subservicer from its own funds pursuant to this Section 3.16 shall be recoverable by the Subservicer as a Servicing Advance as provided in Section 3.04.
          With respect to each Mortgage Loan subject to a PMI Policy or LPMI Policy as of the related Transfer Date, the Subservicer shall maintain or cause the Mortgagor to maintain (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance) in full force and effect a PMI Policy or LPMI Policy with a Qualified Insurer, and shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis. Such premium shall be paid until the LTV of such Mortgage Loan is reduced to a level at which the PMI Policy or LPMI Policy may be terminated in accordance with Accepted Servicing Practices. In the event that such PMI Policy or LPMI Policy shall be terminated (but not in accordance with Accepted Servicing Practices), the Subservicer shall to the extent commercially reasonable obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy or LPMI Policy at substantially the same fee level. The Subservicer shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Subservicer would have been covered thereunder. In connection with any assumption or substitution agreements entered into or to be entered into with respect to a Mortgage Loan, the Subservicer shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy or LPMI Policy is terminated as a result of such assumption or substitution of liability, the Subservicer shall to the extent commercially reasonable obtain a replacement PMI Policy or LPMI Policy as provided above.
          (a) With respect to each Mortgage Loan covered by a PMI Policy or LPMI Policy, the Subservicer shall take all such actions on behalf of the Servicer as are necessary to service, maintain and administer the related Mortgage Loan in accordance with such policy and to enforce the applicable Mortgage Loan Holder’s rights under such policy. Except as expressly set forth herein, the Subservicer shall have full authority on behalf of the Servicer to act in accordance with the Accepted Servicing Practices in connection with the servicing, maintenance and administration of such policy; provided that the Subservicer shall not take any action to permit any modification or assumption of a Mortgage Loan covered by a LPMI or PMI Policy, or take any other action with respect to such Mortgage Loan, which would result in non-coverage under such policy of any loss which, but for actions of any the Subservicer, would have been covered thereunder. The Subservicer shall cooperate with the Qualified Insurers and shall furnish all reasonable evidence and information in the possession of the Subservicer to which the Subservicer has access with respect to the related Mortgage Loan.
          (b) In connection with its activities as servicer and to the extent consistent with Accepted Servicing Practices, the Subservicer agrees to prepare and present, on behalf of itself and the Servicer, claims to the Qualified Insurer under any PMI Policy or LPMI Policy in accordance Accepted Servicing Practices. Any amounts collected by the Subservicer under any PMI Policy or LPMI Policy shall be deposited in the Custodial Account pursuant to Section 3.03, subject to withdrawal pursuant to Section 3.04.
          (c) The Servicer shall furnish the Subservicer with any powers of attorney and other documents (within three (3) Business Days upon request from the Subservicer) in form reasonably acceptable to the Servicer and provided to it by the Subservicer necessary or appropriate to enable the Subservicer to service and administer any PMI or LPMI Policy.
Section 3.15. Title, Management and Disposition of REO Property.
          In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of a Person identified by the Servicer.
          The Subservicer shall manage, conserve, protect and operate each REO Property for the Servicer in accordance with Accepted Servicing Practices for the purpose of maximizing the net present value of proceeds recoverable by the Servicer. The Subservicer, either itself or through an agent selected by the Subservicer or the Servicer, shall manage, conserve, protect and operate the REO Property in accordance with Accepted Servicing Practices and in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Subservicer shall attempt to sell the same (and may temporarily rent the same) and use commercially reasonable efforts to dispose of the REO Property and shall sell such REO Property as promptly as possible for the orderly liquidation of such REO Property.
          The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. The Subservicer shall make advances of all funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard or flood insurance pursuant to Section 3.10. Such advances shall be considered a Servicing Advance.

Section 3.16. Real Estate Owned Reports.
          Together with the statement furnished pursuant to Section 4.02, the Subservicer shall furnish to the Servicer on the Reporting Date, a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Subservicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month.
Section 3.17. Liquidation Reports.
          Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Subservicer on behalf of the Servicer pursuant to a deed in lieu of foreclosure, the Subservicer shall submit to the Servicer a liquidation report with respect to such Mortgaged Property.
Section 3.18. Reports of Foreclosures and Abandonments of Mortgaged Property or REO Property.
          Following the foreclosure sale or abandonment of any Mortgaged Property or REO Property, the Subservicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.
Section 3.19. Prepayment Charges.
          Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full or in part of a Mortgage Loan, the Subservicer may not waive any Prepayment Charge or portion thereof required by the terms of the related Mortgage Note unless otherwise consistent with Accepted Servicing Practices.
Section 3.20. Credit Reporting.
          For each Mortgage Loan, the Subservicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc., on a monthly basis.
Section 3.21. Confidentiality/Protecting Customer Information.
          Each Party agrees that it shall comply with all Legal Requirements and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 and complying with the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules promulgated thereunder. For purposes of this section, “Customer Information” means any personal information concerning a Mortgagor that is disclosed by one Party to the other.

          Notwithstanding any provision of this Agreement, the trademarks, trade secrets, know-how, business methods and practices, internal procedures and other intellectual property and confidential information of the Subservicer or the Servicer, respectively (“Confidential Information”) shall remain vested in the Subservicer and the Servicer, respectively, and are not hereby transferred to the other party, and the Subservicer and the Servicer shall have the right to take all actions necessary to protect their Confidential Information.
          Each Party shall maintain the Confidential Information of the other in confidence using the same care and discretion to avoid disclosure of Confidential Information as it uses to protect its own confidential information that it does not want disclosed, but in no event less than a reasonable standard of care. Each Party further agrees to (a) restrict disclosure of Confidential Information of the disclosing party solely to persons who need to know the Confidential Information to perform under this Agreement, (b) not to disclose any Confidential Information to any third party or copy Confidential Information without written approval of the disclosing party, and (c) inform those third parties and other persons who receive Confidential Information of its confidential nature and obtain their agreement to abide by the obligations set forth herein.
          The obligations imposed under this Agreement shall not apply to Confidential Information that is (a) made public by the party whose Confidential Information is disclosed, (b) generally available to the public other than by a breach of this Agreement by the Servicer or the Subservicer or its representatives in violation of this Agreement, or is required to be disclosed by law, but shall be deemed to include the Servicing Fees contained herein and any passwords or identification codes, access codes and similar items, (c) rightfully received after the date hereof from a source (other than the Servicer or the Subservicer or its representatives, as applicable) having the legal right to disclose the Confidential Information free of any obligation of confidence, or (d) is developed or derived by a Party hereto without the aid, application or use of Confidential Information, nor shall this Section 3.21 be deemed to prohibit any disclosure by a party that is necessary or appropriate in such Party’s work with legal counsel, accountants, auditor or as required by Legal Requirements or regulation. In the event that the receiving party, or any of such Party’s agents or employees, becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information of the disclosing party, such receiving party shall provide prompt prior notice to the disclosing party so that it may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with the provisions of this Section 3.21, the receiving party will furnish only that portion of the Confidential Information which in the judgment of its counsel is legally required and will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information.
          Each Party acknowledges and agrees that any breach or threatened breach of any of the provisions of this Section 3.21 by it will result in immediate and irreparable harm to the other Party and that any remedies at law in such event will be inadequate. Each Party agrees that such breaches, whether threatened or actual, will give the other Party the right to obtain injunctive relief to restrain such disclosure or use. This right shall, however, be in addition to and not in lieu of any other remedies at law or in equity.

Section 3.22. Advances.
          (a) In no event shall the Subservicer advance any delinquent principal or interest payments or any tax or insurance payments to the Servicer or a Mortgage Loan Holder.
          (b) Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance.
ARTICLE IV.
PAYMENTS TO THE OWNER
Section 4.01. Remittances.
          No later than 5:00 p.m. (Pacific Standard time) on the Business Day prior to each Remittance Date, the Subservicer shall notify the Servicer of (i) the aggregate amount of Monthly Payments which are delinquent as of the Determination Date and (ii) any other shortfall that may exist with respect to payments that the applicable Mortgage Loan Holder is entitled to receive in accordance with Accepted Servicing Practices (collectively, the “Shortfall”) including compensating interest, if applicable. . No later than 9:00 a.m. (Pacific Standard Time) on each Remittance Date, the Servicer shall remit or cause to be remitted the Shortfall to the Custodial Account; provided, however, that the Subservicer shall take all commercially reasonable to offset, minimize, or otherwise reduce the amount of any Shortfall with other funds that maybe available in the Custodial Account to the fullest extent consistent with Accepted Servicing Practices.
          On each Remittance Date the Subservicer shall remit by wire transfer of immediately available funds to the applicable Mortgage Loan Holder, as applicable all amounts deposited in the Custodial Account as of the Determination Date that are required to be remitted to such Mortgage Loan Holder (net of charges against or withdrawals from the Custodial Account pursuant to Section 3.04).
          The Subservicer will remit monthly to the Servicer by wire transfer to an account to be designated by the Servicer all fees, interest, and service fees due no later than the close of business on the date indicated in Exhibit A under the heading “Cutoff/Remittance to Asset Owner”.
Section 4.02. Statements to the Servicer.
          On or before the Reporting Date, the Subservicer shall furnish to the Servicer an electronic monthly remittance advice in the form of Exhibit E relating to the period ending on the last day of the preceding calendar month.
          The Subservicer shall timely prepare and file any and all necessary IRS Form 1098 and IRS Form 1099 tax reports with Mortgagors, covering the period of the Subservicer’s servicing of the related Mortgage Loans inclusive of any closing interest and fees on newly originated loans without any additional charge if requested by the Servicer .

Section 4.03. Repurchase.
          In connection with any repurchase by the Servicer of a Mortgage Loan from the applicable Mortgage Loan Holder, the Subservicer may facilitate the remittance of repurchase funds between the Servicer and such Mortgage Loan Holder, but, notwithstanding anything to the contrary in this Agreement, in no event shall the Subservicer be required to advance any funds for such repurchase and the Subservicer shall be reimbursed for any expenses incurred due to such repurchase.
ARTICLE V.
GENERAL SERVICING PROCEDURES
Section 5.01. Transfers of Mortgaged Property.
          If the Subservicer reasonably believes it to be in the best interest of the applicable Mortgage Loan Holder and otherwise is consistent with Accepted Servicing Practices], the Subservicer shall use commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Subservicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Subservicer shall not exercise such rights if prohibited by Legal Requirements from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy or LPMI Policy, if any.
          If the Subservicer reasonably believes (a) enforcement is not in the best interest of the applicable Mortgage Loan Holder or (b) it is unable under Legal Requirements to enforce such “due-on-sale” clause, the Subservicer shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Subservicer is unable under Legal Requirements to require that the original Mortgagor remain liable under the Mortgage Note and the Subservicer has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement may be entered into with the owner of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the owner of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. Any fee collected by the Subservicer for entering into an assumption agreement shall be retained by the Subservicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed without the Servicer providing the applicable Mortgage Loan Holder’s written consent to the Subservicer.
          To the extent that any Mortgage Loan is assumable, the Subservicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used by the applicable Mortgage Loan Holder with respect to underwriting mortgage loans of the same type as the Mortgage Loan; provided that the Servicer shall provide the applicable Mortgage Loan Holder’s consent to the Subservicer. If the credit of the proposed transferee does not meet such underwriting criteria, the Subservicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by Legal Requirements and consistent with Accepted Servicing Practices, accelerate the maturity of the Mortgage Loan. The Subservicer shall notify the Servicer of any assumption requests.
Section 5.02. Satisfaction of Mortgages and Release of Mortgage Files.
          Upon the payment in full of any Mortgage Loan, or the receipt by the Subservicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Subservicer shall notify the Servicer in the monthly remittance advice as provided in Section 4.02, and may request the release of any Mortgage Loan Documents from Custodian in accordance with this Section 5.02 hereof. The Subservicer shall cause a satisfaction of mortgage to be prepared and recorded, if required by federal, state or local laws and any other requirements of any government or agency or instrumentality thereof applicable to the servicing of the Mortgage Loans by the Subservicer, within the time frame so prescribed. In the event the Subservicer fails to do so, the Subservicer shall be responsible for any and all penalties, fines, and damages arising out of or based upon such failure; provided, however, that the Subservicer shall not be responsible for any such penalties, fines and damages if the delay resulted from the failure of the applicable Mortgage Loan Holder, Custodian or the Servicer to provide any documents required to record a satisfaction of that Mortgage in a timely fashion. Subservicer will cooperate with the Servicer to the fullest extent reasonable to recover any loss, cost or expense related to delays caused by any party.
          If the Subservicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage (other than in connection with a short sale or similar loss mitigation strategy) or should the Subservicer otherwise prejudice any rights the Servicer may have under the mortgage instruments, the Subservicer shall (i) within sixty (60) days of discovery thereof, reinstate such Mortgage and (ii) to the extent the Subservicer is unable to reinstate the related Mortgage within such sixty (60) day period, deposit into the Custodial Account the entire outstanding principal balance of the related Mortgage Loan within two (2) Business Days following such sixty (60) day period. The Subservicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 3.12 insuring the Subservicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.
Section 5.03. Servicing Compensation.
          As consideration for servicing the Assets subject to this Agreement, the Subservicer shall retain and/or be paid by the Servicer on a monthly basis, the Servicing Fees for each Asset subject to this Agreement during any month or part thereof. Such Servicing Fee shall be payable monthly, in arrears. Additional servicing compensation in the form of certain Ancillary Income as further described in Exhibit A shall be retained by the Subservicer and is not required to be deposited in the Custodial Account.

          Notwithstanding anything to the contrary contained herein, at the end of each Business Day, the Subservicer shall so notify the Servicer of the amount of unreimbursed Servicing Advances as of such Business Day that are required to be deposited into the Custodial Account after application of all permissible offsets, and the Servicer shall remit the total amount of such unreimbursed Servicing Advances to the Subservicer no later than the Business Day following the date of such notice. The failure of the Servicer to remit any payment required in this paragraph within the required timeframe shall permit the Subservicer to suspend its obligation to fund further Servicing Advances hereunder until such unreimbursed Servicing Advances have been paid to the Subservicer. Furthermore, in the event that such amount is not paid within the required timeframe, such amount shall accrue interest commencing on the Business Day following the date of such notice at the Prime Rate.
          Notwithstanding anything to the contrary contained herein, if at the end of any calendar month, the amount of accrued and unpaid Servicing Fees exceed the aggregate amount collected by the Subservicer during such calendar month, the Subservicer shall so notify the Servicer and the Servicer shall remit the total amount of such shortfall to the Subservicer no later than ten (10) Business Days following the date of such notice. The failure of the Servicer to remit any payment required in this paragraph within the required timeframe shall permit the Subservicer to suspend its obligation to fund further Servicing Advances hereunder until such unpaid Servicing Fees have been paid to the Subservicer. Furthermore, in the event that such amount is not paid within the required timeframe, such amount shall accrue interest commencing on the tenth (10th) Business Day following the date of such notice at the Prime Rate.
          The payment and reimbursement provisions contained in this Agreement shall survive the termination of this Agreement.
Section 5.04. Right to Examine the Subservicer Records.
          The Servicer shall have the right to, in a reasonable manner, examine and audit the books, records, or other information of the Subservicer with respect to or concerning this Agreement or the Assets during regular business hours. The Servicer shall pay its own expenses in connection with any such examination.
Section 5.05. Reports and Returns to be Filed by the Subservicer.
          The Subservicer shall timely file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosure and abandonment of any Mortgaged Property or REO Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

ARTICLE VI.
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 6.01. Representations, Warranties and Covenants of the Subservicer.
          The Subservicer, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations, warranties and covenants to the Servicer as of the date hereof and as of each Transfer Date:
          (a) Due Organization and Authority. The Subservicer is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Subservicer, and in any event the Subservicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement; the Subservicer has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Subservicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Subservicer and all requisite action has been taken by the Subservicer to make this Agreement valid and binding upon the Subservicer in accordance with its terms;
          (b) No Conflicts. Neither the execution and delivery of this Agreement, the performance of the servicing responsibilities by the Subservicer or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Subservicer’s certificate of formation or limited partnership agreement or any legal restriction or any agreement or instrument to which the Subservicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Subservicer or its property is subject, or impair the ability of the Subservicer to service the Assets, or impair the value of the Assets;
          (c) No Litigation Pending. There is no action, suit, proceeding or investigation, pending or, to the best of the Subservicer’s knowledge, threatened against the Subservicer which, either in any one instance or in the aggregate, which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Subservicer contemplated herein, or which would be likely to impair materially the ability of the Subservicer to perform under the terms of this Agreement;
          (d) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Subservicer of or compliance by the Subservicer with this Agreement, or if required, such approval has been obtained prior to the related Transfer Date;

          (e) No Default. The Subservicer is not in default, and no event or condition exists that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment, or other undertaking, to which the Subservicer is a party or which purports to be binding upon it or upon any of its assets, which default would impair materially the ability of the Subservicer to perform under the terms of this Agreement;
          (f) No Material Adverse Change. There have occurred no events or change in circumstances which could reasonably impair the Subservicer’s ability to service the mortgage loans subject to this Agreement. The Subservicer will immediately notify the Servicer of any such circumstances or events.
Section 6.02. Representations, Warranties and Covenants of the Servicer.
          The Servicer as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Subservicer as of the date hereof and as of each Transfer Date:
          (a) Due Organization and Authority. The Servicer is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement; the Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Servicer and all requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;
          (b) No Conflicts. Neither the execution and delivery of this Agreement, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer’s corporate documents or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;
          (c) No Litigation Pending. There is no action, suit, proceeding or investigation, pending or, to the best of the Servicer’s knowledge, threatened against the Servicer which, either in any one instance or in the aggregate, which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement;

          (d) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or if required, such approval has been obtained prior to the execution of this Agreement;
          (e) No Default. The Servicer is not in default, and no event or condition exists that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment, or other undertaking, to which the Servicer is a party, which default could impair materially the ability of the Servicer to perform under the terms of this Agreement;
          (f) Ownership. With respect to each Mortgage Loan, Fannie Mae is the owner of all the right, title and interest in and to the Mortgage Loan free and clear of any claims or encumbrances;
          (g) Compliance. In connection with the servicing and transfer of servicing to the Subservicer, the Servicer has complied with Accepted Servicing Practices.
          (h) Asset Schedule. The Asset Schedule and the servicing transfer tape are true, complete and correct in all material respects. However, all Parties understand that errors can inadvertently be made. Accordingly, Servicer shall have thirty-days from the date of information transfer within which to cure any errors in information that were inadvertently included on the Asset schedule and the servicing transfer tape.
          (i) No High Cost Loans. No Mortgage Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended or is considered a “high cost,” “predatory” or “abusive” loan under any other state, county or municipal laws or ordinances, or any other statute or regulation providing “assignee” or “originator” liability to holders of such mortgage loans; and
          (j) No Second Liens. No Mortgage Loan is a second lien Mortgage Loan.
          (k) MERS. Each Mortgage Loan is registered on the MERS System.
Section 6.03. Indemnification by the Servicer.
          (a) The Servicer shall indemnify, defend and hold the Subservicer, its Affiliates and each of their respective officers, directors, members, managers, employees, agents and representatives (the “Indemnified Parties”) harmless from any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable legal fees and related reasonable costs, judgments, and any other reasonable costs, fees and expenses incurred by or asserted against any of such Indemnified Parties arising out of or based upon (i) any breach or alleged breach of any representation, warranty or covenant made by the Servicer in this Agreement, (ii) any act or omission by the Servicer prior to the related Transfer Date with respect to the Assets, (iii) the Subservicer’s compliance with a directive or instructions of the Servicer, (iv) any Environmental Liability, and (v) any failure of the Servicer or applicable Mortgage Loan Holder to provide the Subservicer with any documents or information required to be delivered to the Subservicer to service the Mortgage Loans. Subservicer has an affirmative obligation to notify

Servicer of any alleged failures by a Mortgage Loan Holder within a reasonable time from discovery; failure to do so will waive this warranty.
          The Subservicer shall immediately notify the Servicer if a claim is made by a third party with respect to this Agreement or the Assets, assume (with the prior written consent of the Servicer) the defense of any such claim and pay all expenses in connection therewith, including counsel fees and expenses, promptly pay, discharge and satisfy any judgment or decree which may be entered against it or any Indemnified Party in respect of such claim with the prior written consent of the Servicer and follow any written instructions received from the Servicer in connection with such claim. The Servicer shall have final approval of the counsel to be hired by Subservicer to defend any such claim and shall have the option to actively participate in the management of the defense of such claim. The Servicer promptly shall reimburse the Subservicer for all reasonable amounts advanced by it pursuant to the preceding sentence. In the alternative, at the option of Servicer, Servicer may hire its own separate counsel to defend the claim directly. In such circumstance, the Subservicer may hire its own counsel to represent it separate and apart from Servicer at Subservicer’s own cost.
          The Servicer’s obligations under this Section 6.03 shall survive the Transfer Date and the termination of this Agreement.
Section 6.04. Indemnification by the Subservicer.
          The Subservicer shall indemnify the Servicer and its Affiliates and each of their respective officers, directors, members, managers, employees, agents and representatives harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable legal fees and reasonable related costs, judgments, and any other reasonable costs, fees and expenses incurred by or asserted against such individuals or entities arising out of or based upon the material breach of the Subservicer’s representations, warranties and covenants set forth in this Agreement or the failure of the Subservicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement.
Section 6.05. Limitation of Liability.
          All claims of liability between the Parties shall, regardless of the form or cause of action, be limited to direct damages and in no event shall either Party be liable to the other Party or to any third party for any indirect, incidental, special, consequential (including, without limitation, damages attributed to lost profits, loss of goodwill, or business interruption) punitive and exemplary damages, even if the other Party has been advised of the possibility of such damages.
ARTICLE VII.
THE SUBSERVICER
Section 7.01. Merger or Consolidation of the Subservicer.
          Any Person into which the Subservicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Subservicer shall be a Party, or any Person succeeding to the business of the Subservicer, shall be the successor of the Subservicer hereunder, without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.
Section 7.02. Limitation on Liability of the Subservicer and Others.
          The Subservicer, its Affiliates and their respective officers, directors, members, managers, employees, agents and representatives shall not be under any liability to the Servicer, any Mortgage Loan Holder or any other Person for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Subservicer or any such Person against any breach of warranties, representations or covenants made herein, gross negligence, willful misconduct, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement by the Subservicer. Notwithstanding anything set forth in this Agreement to the contrary, in no event shall the Subservicer, its Affiliates and their respective officers, directors, members, managers, employees, agents and representatives be liable for any reason whatsoever relating to the inability to foreclose on a Mortgage Property resulting from litigation, administrative or regulatory action arising out of or based upon the Mortgage Note being an eNote; provided, however, that the Subservicer will take all commercially reasonable steps to enforce foreclosure rights on any note that is an eNote . The Subservicer and any director, officer, employee, agent or representative of the Subservicer may rely in good faith on (a) the Servicer’s or Mortgage Loan Holder’s written instructions that conflict with any terms of this Agreement and (b) any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Subservicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Assets in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Subservicer may, with the consent of the Servicer undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the Parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Servicer shall be liable, and the Subservicer shall be entitled to reimbursement from the Servicer upon written demand except when such expenses, costs and liabilities are subject to the Subservicer’s indemnification.
Section 7.03. Limitation on Resignation and Assignment by the Subservicer.
          The Subservicer shall not assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder or any portion hereof (to other than a third party service provider) without the prior written consent of the Servicer which consent shall not be unreasonably withheld or delayed.
          The Subservicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Subservicer and the Servicer or upon the determination that its duties hereunder are no longer permissible under Legal Requirements and such incapacity cannot be cured by the Subservicer. Any such determination permitting the resignation of the Subservicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Servicer which Opinion of Counsel shall be in form and substance acceptable to the Servicer. No such resignation shall become effective until a successor shall have assumed the Subservicer’s responsibilities and obligations hereunder in the manner provided in Section 9.01.
ARTICLE VIII.
TERMINATION
Section 8.01. Termination for Cause.
          (a) This Agreement shall be terminable at the sole option of the Servicer, if any of the following events of default (each, an “Event of Default”) exist on the part of the Subservicer:
               (i) any failure by the Subservicer to remit to any Mortgage Loan Holder any payment required to be made under the terms of this Agreement (unless such failure is the result of the Servicer’s failure to remit any amounts to the Subservicer required to be made under the terms of this Agreement) which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Servicer; or
               (ii) failure by the Subservicer to observe or perform in any other material respect any other of the covenants, representations and warranty, standards of service or care or agreements on the part of the Subservicer set forth in this Agreement, not otherwise addressed in this Section 8.01, which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Servicer; or
               (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Subservicer and such decree or order shall have remained in force undischarged or unstayed for a period of five (5) days; or
               (iv) the Subservicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Subservicer or relating to all or substantially all of its property; or
               (v) the Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute or make an assignment for the benefit of its creditors; or
               (vi) except in accordance with this Agreement, the Subservicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder or any portion hereof (to a party other than a third party service provider).

          In each and every such case, so long as an Event of Default shall not have been remedied within the required cure period, if any, in addition to whatsoever rights the Servicer may have at law or equity to damages, including injunctive relief and specific performance, the Servicer, by notice in writing to the Subservicer, may terminate the obligations of the Subservicer under this Agreement.
          Upon receipt by the Subservicer of such written notice, all authority and power of the Subservicer under this Agreement, whether with respect to the Assets or otherwise, shall pass to and be vested in a successor servicer appointed by the Servicer. The Subservicer shall prepare, execute and deliver to the successor entity designated by the Servicer, any and all documents and other instruments reasonably necessary, place in such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary and appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer of the Assets and related documents, at the Subservicer’s sole expense. The Subservicer shall, in a timely manner, reasonably cooperate with the Servicer and such successor in effecting the termination of the servicing responsibilities hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Subservicer to the Custodial Account or Escrow Account or thereafter received with respect to the Assets net of all unreimbursed Servicing Advances, accrued and unpaid Servicing Fees, and any other cost, fee or expense due to the Subservicer under this Agreement.
          By a written notice, the Servicer hereto may waive any default by the Subservicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
ARTICLE IX.
MISCELLANEOUS PROVISIONS
Section 9.01. Successor to the Subservicer.
          Simultaneously with the termination of the Subservicer’s responsibilities, duties and liabilities under this Agreement pursuant to Sections 7.03 or 8.01, the Servicer shall appoint a successor who shall assume all of the responsibilities, duties and liabilities of the Subservicer under this Agreement simultaneously with the termination of the Subservicer’s responsibilities, duties and liabilities under this Agreement. In the event that the Subservicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Subservicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement. The resignation or removal of the Subservicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section 9.01 and shall in no event relieve the Subservicer of the representations, warranties and covenants made pursuant to Section 6.01, it being understood and agreed that the provisions of Section 6.01 shall be applicable to the Subservicer notwithstanding any such resignation or termination of the Subservicer, or the termination of this Agreement.
          Within thirty (30) days of (i) the appointment of a successor entity by the Servicer and (ii) receipt of the account numbers to transfer funds and the location to deliver the documents in the Subservicer’s possession, the Subservicer shall prepare, execute and deliver to the successor entity any and all documents and other instruments reasonably necessary, place in such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary and appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer of the funds in the Custodial Account and Escrow Account and the transfer of the Servicing Files and related documents, at the Servicer’s expense. The Subservicer shall, in a timely manner, reasonably cooperate with the Servicer and such successor in effecting the termination of the Subservicer’s responsibilities hereunder and the transfer of servicing responsibilities to the successor servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Subservicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans. Notwithstanding any other term of this Agreement to the contrary and in all circumstances under which this Agreement is terminated, the Subservicer shall be entitled to offset against deposits in the Custodial Account all unreimbursed Servicing Fees, Servicing Advances and any other cost, fee or expense due to the Subservicer under this Agreement.
          Upon a successor’s acceptance of appointment as such, the Servicer shall notify by mail the Subservicer of such appointment in accordance with the procedures set forth in Section 9.04.
Section 9.02. Costs.
          The Servicer shall pay any commissions due to any broker retained by the Servicer, the Servicer’s salesmen and the legal fees and expenses of the Servicer’s attorneys. Neither Subservicer or the Broker are aware of fees or commissions due any Broker. The Subservicer shall pay the legal fees and expenses of its attorneys. Servicing Transfer Costs incurred in connection with the transfer of the servicing responsibilities to the Subservicer, including fees for delivering Servicing Files, shall be paid by the Servicer. The Servicer shall pay for the costs associated with the preparation, delivery, tracking and recording of Assignments of Mortgages or any MERS transfer related costs related to a transfer of servicing to the Subservicer.
Section 9.03. Waiver of Jury Trial, Venue; Governing Law.
          EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY LEGAL REQUIREMENTS) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

          THE PARTIES AGREE THAT ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN AND WILL BE RESOLVED EXCLUSIVELY IN EITHER UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY DEFENSE OF IMPROPER VENUE OR FORUM NON CONVENIENS IN ANY ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY ARISING UNDER OR OUT OF IN RESPECT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR OBLIGATION.
          EACH PARTY FURTHER IRREVOCABLY DESIGNATES AND APPOINTS THE INDIVIDUAL(S) WHO ARE IDENTIFIED HEREIN TO RECEIVE NOTICES ON ITS BEHALF, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH ACTION, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. SERVICE SHALL BE EFFECTUATED UPON MAILING A COPY OF ANY SUCH PROCESS BY REGISTERED MAIL TO EACH PARTY AT ITS ADDRESS PROVIDED HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          THE PARTIES HEREBY AGREE THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS RULES OF CONFLICTS OF LAWS BUT INCLUDING THE NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.
Section 9.04. Notices.
          All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered to the appropriate Party hereto, (ii) mailed, by registered or certified mail, return receipt requested, to the appropriate Party hereto at the address below, or (iii) transmitted by facsimile transmission or by electronic mail with acknowledgment, to the appropriate Party hereto at the facsimile number or the electronic mail address provided below:

(i)	If to the Servicer:

Provident Mortgage Capital Associates, Inc. 1633 Bayshore Highway, Suite 331 Burlingame, California 94010 Attention: Facsimile Number: (855) 653-4301 Phone Number: (855) 653-4300 Email:

(ii)	If to the Subservicer:

Provident Funding Associates, L.P.
1633 Bayshore Highway, Suite 155
Burlingame, California 94010
Attention: Adam Carmel
Facsimile Number: (650) 652-1350
Phone Number: (602) 614-5347
Email: ACarmel@provident.com
          Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee.
Section 9.05. Severability Clause.
          Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Legal Requirements, the Parties waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Party of the economic benefit intended to be conferred by this Agreement, the Parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.
Section 9.06. Counterparts.
          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The Parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or by facsimile. The Parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all Parties. The original documents shall be promptly delivered, if requested.
Section 9.07. Further Agreements.
          The Servicer and the Subservicer agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.
Section 9.08. Successors and Assigns; Assignment of Agreement.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Subservicer and the Servicer and the respective permitted successors and permitted assigns of the Subservicer and the Servicer. This Agreement shall not be assigned, pledged or hypothecated by a Party to a third party without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed.
Section 9.09. Waivers.
          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the Party against whom such waiver or modification is sought to be enforced.
Section 9.10. Exhibits.
          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 9.11. General Interpretive Principles.
          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
          (a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
          (b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
          (c) References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement.
          (d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions.

          (e) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.
          (f) The term “include” or “including” shall mean by reason of enumeration.
          (g) Section headings are for convenience only and shall not be part of the terms and conditions of this Agreement.
Section 9.12. Reproduction of Documents.
          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by each Party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 9.13. Force Majeure.
          A Party will not be liable to the other Party for delays or failures in performance of its obligations under this Agreement arising out of or based upon acts of God, strikes, riots, acts of war, terrorism, earthquakes, and other events beyond its reasonable control (each, a “Force Majeure Event”). A Party excused from performance pursuant to this Section shall exercise reasonable efforts to continue to perform its obligations hereunder and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform, except that nothing herein shall obligate either Party to settle a strike or labor dispute when it does not wish to do so. The consequences arising from the existence and continuation of a Force Majeure Event shall be deemed not to constitute a breach by either Party of any representation, warranty, covenant, agreement or obligation in this Agreement.
Section 9.14. Term.
          This Agreement shall continue in full force and effect for an original term (the “Original Term”) of three (3) years, commencing on the initial Transfer Date hereof and ending at the close of business on the eve of the third anniversary of such initial Transfer Date, unless sooner terminated either by mutual agreement or otherwise in accordance with this Agreement. The term of this Agreement automatically shall be extended for successive one (1) year terms (each an “Extension Term”) unless either party delivers written notice of intent not to extend to the other party not less than sixty (60) days before the end of (a) the Original Term or (b) any Extension Term.

Section 9.15. Survival.
          The following Articles and Sections shall survive the termination of this Agreement: Article I, Section 3.21, Section 5.03, Article VI, Section 9.02, Section 9.03, Section 9.04, Section 9.05 and Section 9.07.
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          IN WITNESS WHEREOF, the Subservicer and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT FUNDING ASSOCIATES, L.P.
(Subservicer)

By:
Name:
Title:

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.
(Servicer)

By:
Name:
Title:

EXHIBIT A
Fee & Term Schedule

Current Loan
Fixed Rate	$7.00 per loan, per month
Arms	$7.50 per loan, per month

30 - 59 day DQ Loan
Fixed Rate	$15.00 per loan, per month
Arms	$15.00 per loan, per month

60 - 89 day DQ Loan
Fixed Rate	$35.00 per loan, per month
Arms	$35.00 per loan, per month

90+ day DQ Loan
Fixed Rate	$45.00 per loan, per month
Arms	$45.00 per loan, per month

Bankruptcy
Referral Fee	Waived
Fixed Rate	$50.00 per loan, per month
Arms	$50.00 per loan, per month

Foreclosure
Referral Fee	No Charge
Fixed Rate	$50.00 per loan, per month
Arms	$50.00 per loan, per month

Foreclosure & REO
REO Manangement Monthly Fee	$250.00 per loan, per month
Foreclosure Sale	1% of Sales Price

Ancillary Income
Ancillary Income (phone pay, Western Union, etc.)	Sub-Servicer to Retain
Late Charges	50/50 Split
Custodial Accounts	Held at Sub-Servicer bank of choice

Manual Work / Special Project Hourly Rate(s)
MIS Technical Support	$200.00 per hour
Staff / Manager	No Charge

Miscellaneous
Cutoff/Remittance to Servicer (Asset Owner)	Month End Cutoff / Remit within 2 business days
Interest On Escrow	Paid by Servicer (Asset Owner)
Reimbursed by Servicer (Asset Owner) within
Advances	10 business days
Monthly Delinquency / Loan Level Reporting	5 business days after month-end

Per Loan Setup Fees
Manual	$25.00 per loan
Electronic	$5.00 per loan
Pre Boarding Deficiency Correction	$50.00 per loan
File Review: Bankruptcy or Foreclosure	$20.00 per loan

Resolution fees on default Completion
Borrower Reinstatement	No Charge
Repayment Plan	$250.00 per loan
Loan Modification	Sub-Servicer to Retain GSE Incentive
HAMP Modification	Sub-Servicer to Retain Treasury Incentive
FDIC Loan Modification	$1.000.00 per loan
Payoffs	No Charge
Redemption	No Charge
Third Party Sales	$500.00 per loan
Short Sales	$1500.00 per loan
Loan Sales	$1000.00 per loan
Deed in Lieu	$500.00 per loan
FHA Conveyance	$500.00 per loan
Title Remediation	$500.00 per loan

Other Service Fees
Document Procurement from Third Parties	$50.00 per document
Reconveyence Fee (pay-off)	$50.00 per loan
Release fee (pay-off)	Actual Cost
Service release put backs	$50.00 per loan
Master File Corrections	No Charge
Servicing File Pull Fee	$10.00 per loan

Optional Services
MERS Registration & Transfer	Actual Cost
Annual 1098 Reporting	Actual Cost
Pre Boarding 1098 Reporting	$20.00 per loan
Flood Service Contract	$10.00 per loan + actual cost
Tax Service Contract	$10.00 per loan + actual cost

Deconversion Fees
0 - 36 months	$100.00 per loan
after 37 months	$50.00 per loan

EXHIBIT B
MORTGAGE LOAN DOCUMENTS
The following documents (to the extent in the applicable Mortgage Loan Holder or its designee’s possession and which may be imaged documents) shall constitute the Mortgage Loan Documents with respect to each Mortgage Loan:
(a)	With respect to traditional paper Mortgage Notes, the Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _, without recourse” or a lost note affidavit.

(b)	If such mortgage loan is evidenced by an eNote, where the Servicer is identified as controller on the MERS eRegistry.

(c)	the original of any guarantee executed in connection with the Mortgage Note;

(d)	the original or certified copies of the Mortgage with evidence of recording thereon; provided that in the case of a delay caused by the public recording office, a photocopy of such Mortgage, together with an Officer’s Certificate of the loan seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the loan seller;

(e)	the originals or certified copies of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(f)	the original Assignment of Mortgage for each Mortgage Loan assigned in blank in form and substance acceptable for recording;

(g)	the originals or certified copies of all intervening Assignments of Mortgage (if any) evidencing a complete chain of assignment from the originator to the last endorsee with evidence of recording thereon; provided that in the case of a delay caused by the public recording office, a photocopy of such intervening assignment, together with an Officer’s Certificate of the loan seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening Assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening Assignment of Mortgage or a copy of such intervening Assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening Assignment of Mortgage will be promptly delivered to the Custodian upon receipt thereof by the loan seller;

(h)	the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

(i)	original or certified copies of powers of attorney, if applicable; and

(j)	security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

EXHIBIT C
FORM OF LIMITED POWER OF ATTORNEY
RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:
Provident Funding Associates, L.P.
1633 Bayshore Highway, Suite 155
Burlingame, California 94010
Attn:
LIMITED POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that Provident Mortgage Capital Associates, , Inc., a corporation organized and existing under the laws of the State of Maryland and having its principal place of business at 1633 Bayshore Highway, Suite 155, Burlingame, California 94010 as Servicer (the “Servicer”) pursuant to that Subservicing Agreement, between Provident Funding Associates, L.P. (the “Subservicer”) and the Servicer, dated as of March 1, 2011 (the “Agreement”), hereby constitutes and appoints the Subservicer, by and through the Subservicer’s officers, the Servicer’s true and lawful Attorney-in-Fact, in the Servicer’s name, place and stead and for the Servicer’s benefit, in connection with all mortgage loans and REO properties subject to the terms of the Agreement for the purpose of performing all acts and executing all documents in the name of the Servicer as may be customarily and reasonably necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the “Mortgages” and the “Deeds of Trust” respectively) and promissory notes secured thereby (the “Mortgage Notes”) for which the undersigned is the Servicer and for which the Subservicer is performing sub-servicing activities all subject to the terms of the Agreement.
This appointment shall apply to the following enumerated transactions only:
1.	The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued and said modification or rerecording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured.

2.	The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a United States governmental agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

3.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4.	The completion of loan assumption agreements.

5.	The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6.	The assignment of any Mortgage or Deed of Trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7.	The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

8.	With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:
a.	the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of a deed in lieu of foreclosure; and

f.	the preparation and execution of such other documents and performance such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e), above.
The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney, each subject to the terms and conditions set forth in the Agreement and in accordance with the standard of care set forth in the Agreement as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof. This Limited Power of Attorney shall be effective as of                           ,           .

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.
     IN WITNESS WHEREOF, Provident Mortgage Capital Associates, Inc., as the Servicer pursuant to that Subservicing Agreement between the Servicer and the Subservicer, dated as of                     , 2011, has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by                , its duly elected and authorized                 this       day of                ,                .

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.
By:
Name:
Title:

STATE OF
COUNTY OF
     On                     ,            , before me, the undersigned, a Notary Public in and for said state, personally appeared                 of                                              , personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that [she/he] executed that same in [her/his] authorized capacity, and that by [her/his] signature on the instrument the entity upon behalf of which the person acted and executed the instrument.
     WITNESS my hand and official seal.
               (SEAL)

Notary Public

EXHIBIT D
FORM OF ACKNOWLEDGMENT AGREEMENT
On this                 day of                 20     , pursuant to Section 2.01 of the Subservicing Agreement (the “Agreement”) dated as of March 1, 2011 between PROVIDENT FUNDING ASSOCIATES, L.P. (the “Subservicer”) and PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC. (the “Servicer”), the Servicer hereby requests that the Subservicer service the Mortgage Loans identified on Schedule A attached hereto for the Servicer pursuant to the Agreement and the Subservicer hereby agrees to service the Mortgage Loans pursuant to the Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.

By:

Name:

Title:

Accepted and Agreed:
PROVIDENT FUNDING ASSOCIATES, L.P.

By:

Name:

Title:

- -

EXHIBIT E
FORM OF MONTHLY WHOLE LOAN REPORTING PACKAGE
[SUBSERVICER TO PROVIDE]

EXHIBIT F
SERVICING TRANSFER INSTRUCTIONS
[SUBSERVICER TO PROVIDE]

Exhibit D
FORM OF SERVICING RIGHTS PURCHASE AGREEMENT
- Exh. D-1 -

FORM OF SERVICING RIGHTS PURCHASE AGREEMENT
     THIS SERVICING RIGHTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of           . 20      (the “Effective Date”) by and between PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC., a Maryland corporation (“Seller”) and PROVIDENT FUNDING ASSOCIATES, L.P., a California limited partnership (“Provident”).
RECITALS
     The following recitals are a material part of this Agreement:
     A. Seller is the owner [and holder of][of the servicing rights with respect to] certain mortgage loans identified on Schedule I to this Agreement (the “Mortgage Loans”). [Describe any related transactions].
     B. [Seller is currently the servicer of the Mortgage Loans for its own account, and Provident is currently the subservicer of the Mortgage Loans pursuant to that certain Subservicing Agreement, dated as of           , 2011, between the Seller and Provident (the “Subservicing Agreement”).][or describe alternative current servicing arrangement]
     C. Seller and Provident are party to a Strategic Alliance Agreement, dated as of           , 2011 (the “Strategic Alliance Agreement”), pursuant to which the Seller is required to offer to Provident the right of first offer to purchase the service on mortgage loans the Seller otherwise intends to sell on a servicing released basis.
     D. As contemplated by the Strategic Alliance Agreement, Seller desires to transfer the rights to service the Mortgage Loans to Provident effective as of           , 20      (the “Effective Date”). This Agreement sets forth the terms and conditions relating to the transfer to Provident by Seller of any and all rights Seller may have to service and administer the Mortgage Loans (the “Servicing Rights”) as of the Effective Date.
     E. Provident will agree to service the Mortgage Loans for the benefit of the Loan Purchaser in accordance with the terms of the Servicing Agreement to be entered into between the Loan Purchaser and Provident (the “Servicing Agreement,” and together with the Subservicing Agreement, the "Servicing Agreements.”) [The terms and conditions of the Servicing Agreement will be substantially identical to those of the Subservicing Agreement (or shall have such other terms and conditions mutually agreeable to the Provident and Loan Purchaser.)[if applicable]
AGREEMENT
     In consideration of the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Provident hereby agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Agreement have the respective meanings assigned to them in the MLPA or Servicing Agreements, as applicable.

     2. Servicing Appointment; Servicing Rights Transfers.
     (a) [On the Closing Date, Loan Purchaser will purchase the Mortgage Loans pursuant to the MLPA.][if applicable] As of the Effective Date, Seller hereby transfers and conveys to Provident the Servicing Rights with respect to the Mortgage Loans (subject to the Servicing Agreements). The parties agree that, effective upon the Effective Date, Provident shall assume all of the rights, duties and obligations of Servicer pursuant to, in accordance with and subject to the terms and conditions of the Servicing Agreement, including the right to receive all of the Servicing Fees and any other servicing compensation that Servicer is entitled to receive under the terms and provisions of the Servicing Agreement with respect to the Mortgage Loans. Provident agrees to negotiate in good faith with the Loan Purchaser a Servicing Agreement governing the terms and conditions with respect to Provident’s servicing of the Mortgage Loans (i) whose economic and others terms are identical to those of the Subservicing Agreement (except that Provident would be the servicer, and not the subservicer for the Seller, of the Mortgage Loans) or (ii) whose terms and conditions are otherwise mutually acceptable to Provident and Loan Purchaser.
     (b) On or before the Effective Date, Seller shall cause the delivery to Provident or its designee of all data tapes, loan documents, servicing files, and payment records in the possession or under the control of Seller relating to the Mortgage Loans that Provident does not already possess.
     3. Representations and Warranties; Indemnity.
     (a) Seller and Provident each hereby represents and warrants to the other party, as of the Effective Date and as of the Closing Date, that with respect to itself:
          (i) The party (A) is validly existing and in good standing under the laws governing its creation and existence, (B) is duly authorized and qualified to transact any and all business contemplated by this Agreement, and (C) possesses all requisite authority, power, licenses, permits and franchises to execute, deliver and comply with its obligations under the terms of this Agreement;
          (ii) This Agreement has been duly and validly authorized, executed and delivered by the party and (assuming due authorization, execution and delivery of this Agreement by the other party) constitutes a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);
          (iii) The execution and delivery of this Agreement by the party and the party’s performance and compliance with the terms of this Agreement will not (A) violate the party’s certificate of incorporation or organization or bylaws, (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a breach of, any material contract, agreement or other instrument to which it is a party or which may be applicable to it or any of its assets; which violation, default or breach would materially and adversely affect the ability of the party to perform its duties and obligations under this Agreement;
          (iv) The party is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency or body, which default might have consequences that would, in the party’s reasonable and good faith judgment, materially and adversely affect the condition (financial or other) or operations of the party or its properties (taken as a whole) or have consequences that would materially and adversely affect its performance under this Agreement;
          (v) The party is not a party to or bound by any agreement or instrument or subject to any certificate of incorporation, bylaws or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that would, in the party’s reasonable and good faith judgment, materially and adversely affect the ability of the party to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by the party of its obligations under this Agreement;
          (vi) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the party of or compliance by the party with this Agreement or the consummation of the transactions contemplated by this Agreement; and
          (vii) No litigation is pending or, to the best of the party’s knowledge, threatened against the party that would, in the party’s good faith and reasonable judgment, prohibit its entering into this Agreement or materially and adversely affect the performance by the party of its obligations under this Agreement.
     (b) Seller further represents and warrants as of the Effective Date and as of the Closing Date:
          (i) Seller is the lawful owner of, and has the sole right and authority to transfer, the Servicing Rights as contemplated by this Agreement, subject only to the Servicing Agreements.
          (ii) Except for the Servicing Agreements:
               (A) No third parties have any rights with respect to the servicing of the Mortgage Loans by reason of any action of Seller;
               (B) The transfer, assignment, and delivery of the Servicing Rights shall vest in Provident all rights incidental to the economic benefits to the Servicing Rights, free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind or nature whatsoever, including those of Seller, but subject to the terms and conditions of the Servicing Agreements; and
               (C) The Servicing Rights have not been hypothecated, assigned or pledged as collateral by Seller, for any loan or for any other purpose.

          (iii) The Loan Data Tape (hereinafter defined) is true and correct in all material respects.
     (c) Seller shall indemnify and hold Provident and its successors and permitted assigns harmless from, and will reimburse Provident and its successors and permitted assigns for, any actual loss, liability, damage, penalty, fine, forfeiture, deficiency, judgment, claim or other cost or expense (including reasonable attorneys’ fees and related costs and expenses), unrelated to the calculation of the Purchase Price (defined below), incurred in connection with (i) any breach of the representations of warranties made by Seller in Sections 3(a) and 3(b) and (ii) a failure by Seller to perform any of its obligations under this Agreement (to the extent that, in either case, such loss, liability, damage, penalty, fine, forfeiture, deficiency, judgment, claim or other cost or expense does not result from Provident’s bad faith, willful misconduct or negligence in the performance of its obligations under this Agreement).
     (d) Provident shall indemnify and hold Seller and its successors and permitted assigns harmless from, and will reimburse Seller and its respective successors and permitted assigns for, any actual loss, liability, damage, penalty, fine, forfeiture, deficiency, judgment, claim or other cost or expense (including reasonable attorneys’ fees and related costs and expenses) incurred in connection with (i) any breach of the representations of warranties made by Provident in Section 3(a) and (ii) a failure by Provident to perform any of its obligations under this Agreement (to the extent that, in either case, such loss, liability, damage, penalty, fine, forfeiture, deficiency, judgment, claim or other cost or expense does not result from Seller’s bad faith, willful misconduct or negligence in the performance of its obligations under this Agreement).
     4. Purchase Price.
     (a) The purchase price (the “Purchase Price”) being paid by Provident to Seller in connection with the consents, acknowledgements, transfers, conveyances and representations and warranties described in this Agreement is equal to $           with respect to the Mortgage Loans. The Purchase Price shall be paid by Provident to Seller on the Closing Date, concurrently with the execution and delivery of this Agreement and the Servicing Agreement, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Provident by Seller. The Purchase Price is subject to adjustment as set forth in Section 5(c) of the Strategic Alliance Agreement.
     (b) In determining the Purchase Price, Provident has relied on the information regarding the Mortgage Loans described in the data tape delivered by Seller to Provident on or about           , 20__ (collectively with any updated data tape(s) delivered thereafter, the “Loan Data Tape”) and the other information with respect to the Mortgage Loans described in Sections 3(b)(iii) (the “Assumed Characteristics”).
     5. Repurchase.
     (a) Upon any repurchase of any Mortgage Loan by Seller (or any of its Affiliates) pursuant to MLPA, Seller shall pay to Provident, at the same time as the repurchase of the Mortgage Loan, an amount (the “Servicing Rights Repurchase Amount”) equal to the product of (i) the portion of the Purchase Price allocable to the purchase of the Servicing Rights with respect to such Mortgage Loan (as set forth as “Purchase Price Allocation” in Schedule I to this Agreement) and (ii) a fraction, the numerator of which is the number of calendar months from the date of repurchase of such Mortgage Loan to and including the related Maturity Date, and the denominator of which is the number of calendar months from the Cut-off Date to and including the related Maturity Date.
     For example, if (w) the Purchase Price is $          , (x) $           of the Purchase Price is allocable to one of the Mortgage Loans (as set forth as “Purchase Price Allocation” in Schedule I to this Agreement), (y) the Mortgage Loan is repurchased by Seller on a date when       calendar months remain until the related Maturity Date, and (z) the term of such Mortgage Loan contains       calendar months from the Cut-off Date until the related Maturity Date, then the repurchase price would equal $      [(          ) x ((     )/(     )) = $          ].
     (b) Any repurchase contemplated by this Section 5 shall be accomplished by wire transfer of immediately available funds to Provident and Provident’s rights to service the applicable Mortgage Loan shall terminate.
     6. Closing Conditions. The respective obligations of Provident and Seller to consummate the transactions contemplated by this Agreement shall be subject in either case to the execution and delivery of MLPA and Servicing Agreement by the parties thereto.
     7. Miscellaneous. This Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflicts of law principles), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. In order to facilitate the execution and delivery of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.
     8. Construction. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted. Any pronoun used herein shall be deemed to cover all genders. The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision or section of this Agreement. Words importing the singular number shall mean and include the plural number, and vice versa.
     9. Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.
     10. Further Assurances. After the Closing Date, each party shall promptly execute, endorse, acknowledge, deliver or file all such notices, certificates and additional agreements, undertakings, conveyances, transfers or assignments, and take any and all such other action, as may be reasonably necessary to effect the appointment of Provident as servicer under the Servicing Agreement and the transfer of the Servicing Rights as contemplated in this Agreement and to more fully carry out the provisions of this Agreement.
     (a) Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at, mailed by registered mail (postage prepaid) to, or sent by overnight courier to: (i) in the case of Seller, Provident Mortgage Capital Associates, Inc., 1633 Bayshore Highway, Suite 331, Burlingame, CA 94010, Attention: Chief Financial Officer; (ii) in the case of Provident, Provident Funding Associates, L.P., 1633 Bayshore Highway, Suite 155, Burlingame, CA 94010, Attention: Compliance Officer; and (iii) for any party, to such other address as may be furnished by the applicable party to the other parties by written notice pursuant to this Agreement.
[Remainder of Page Intentionally Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

SELLER:	PROVIDENT MORTGAGE CAPITAL ASSOCIATES, INC.,
a Maryland corporation

By:
Name:
Title:

PROVIDENT:	PROVIDENT FUNDING ASSOCIATES, L.P.,
a California limited partnership

By:
Name:
Title:

SCHEDULE I

Purchase Price
Mortgage Loan	Cut-Off Balance	Allocation

Sch. I-1

Purchase Price
Mortgage Loan	Cut-Off Balance	Allocation

Sch. I-2